As filed with the Securities and Exchange Commission
                               on ________, 2000

                                                   Registration No. 333-45508
=================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                      __________________________________


                                AMENDMENT NO. 1
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                      __________________________________


                      UNITED STATES ANTIMONY CORPORATION
                (Name of small business issuer in its charter)


Montana                              3339                        81-0305822

(State or other                (Primary Standard                 (I.R.S.
jurisdiction of                   Industrial                     Employer
incorporation or          Classification Code Number)            Identifi-
organization)                                                    cation)


                                 P.O. Box 643
                           1250 Prospect Creek Road
                        Thompson Falls, Montana  59873
                           Telephone: (406) 827-3523
         (Address and telephone number of principal executive offices)

                      __________________________________


                               John C. Lawrence
                            President and Chairman
                      United States Antimony Corporation
                                 P.O. Box 643
                           1250 Prospect Creek Road
                        Thompson Falls, Montana  59873
                           Telephone (406) 827-3523
                         (Name, address, and telephone
                         number of agent for service)

                      __________________________________


Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



==============================================================================
                        CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                       Proposed      Proposed      Amount of
                                       Maximum       Maximum       Registration
Title of Each           Dollar         Offering      Aggregate     Fee
Class of Securities     Amount to be   Price Per     Offering
to be Registered(1)     Registered     Share(2)      Price(2)
------------------------------------------------------------------------------
Common Stock, par
value $.01 per share    $1,680,525       $0.39       $1,680,525    $443.66
------------------------------------------------------------------------------


        (1) This Registration Statement relates to the registration of Five Million Three Hundred Forty-Eight Thousand Six Hundred Four (5,348,604) shares of $.01 par value common stock which we are obligated to register on behalf of Selling
Shareholders.  See "Management's Discussion and Analysis of
Financial Condition and Results of Operations - Financial Condition and Liquidity at June 30, 2000, "Selling Security Holders."

     (2) This Registration Statement covers (i) 3,476,395 shares of common stock issuable upon conversion of debentures at $0.29125 per share, which we are required to register pursuant to a financing agreement with purchasers of our convertible debentures; (ii) 1,394,230 shares issuable upon exercise of related warrants at $0.39 per share; and (iii) 477,979 shares held by former holders of Series C preferred stock. Pursuant to Rule 457(c) and (g) under the Securities Act of 1933, the aggregate offering price of the common shares underlying the debentures and the warrants is computed on the basis of the debenture conversion price and the warrant exercise price of $0.29125 and $0.39 per share, respectively, and the aggregate offering price of the remaining shares is computed based on $0.26 per share, the closing price for the Company's common stock on the Over-the-Counter Bulletin Board on November 13, 2000.


=================================================================

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=================================================================

                                  PROSPECTUS



                      UNITED STATES ANTIMONY CORPORATION
                             a Montana corporation
               5,384,604 Shares of $0.01 Par Value Common Stock



This Prospectus relates to 5,384,604 shares of our $0.01 par value common stock ("Shares"), which may be offered for sale by certain of our shareholders ("Selling Shareholders"). See "Selling Security Holders". There are two categories of Selling
Shareholders: First, the purchasers of the Company's 10% convertible debentures and related warrants to purchase our common stock ("Investors") may, following conversion of those debentures and/or exercise of those warrants into shares of our common stock, offer all or some portion of those Shares for sale from time to time. Second, former holders of our convertible Series C Preferred Stock who converted their preferred stock in the shares of our common stock ("Series C Holders") may offer to sell, pursuant to this Prospectus, up to 20% of the shares of our common stock which they acquired upon conversion of their Series C Preferred Stock. The Company will receive no part of the proceeds from any sale of the Shares by the Investors or the Series C Holders.

PROSPECTIVE PURCHASERS OF OUR COMMON STOCK SHOULD CAREFULLY REVIEW THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 4.

Our common stock is currently trading on the Over The Counter (OTC) Bulletin Board Market under the trading symbol "UAMY". The Shares have not been registered for sale by the Investors or the Series C Holders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration of those Shares under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is _________, 2000.

=================================================================

                               TABLE OF CONTENTS

Caption                                                                Page
-------                                                                ----

SUMMARY OF THE OFFERING                                                3

RISK FACTORS                                                           4

CONDENSED CONSOLIDATED FINANCIAL INFORMATION                           7

USE OF PROCEEDS                                                        8

DETERMINATION OF OFFERING PRICE                                        8

DILUTION                                                               8

SELLING SECURITY HOLDERS                                               9

PLAN OF DISTRIBUTION                                                   10

DESCRIPTION OF SECURITIES                                              10

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS               12

DESCRIPTION OF BUSINESS                                                13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                    17

DESCRIPTION OF PROPERTY                                                22

DIRECTORS AND EXECUTIVE OFFICERS                                       23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT                                                             24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                         25

EXECUTIVE COMPENSATION                                                 27

LEGAL PROCEEDINGS                                                      27

INTEREST OF NAMED EXPERTS AND COUNSEL                                  27

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT VIOLATIONS                                          28

WHERE YOU CAN FIND MORE INFORMATION                                    28

FINANCIAL STATEMENTS                                                   29


=================================================================

                            SUMMARY OF THE OFFERING

The following summary of certain information contained in this Prospectus is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Prospectus. Prospective investors are urged to carefully read the entire Prospectus, including the Financial Statements, before making an investment decision.

The Company. United States Antimony Corporation ("USAC", or "Company") is a Montana corporation. Its principal business is the production of antimony products including antimony metal, antimony oxides and sodium antimonate. In the year ended December 31, 1999 and the six months ended June 30, 2000, antimony product sales generated revenues of approximately $4.7 million and $2.4 million, respectively.

The Company's antimony mining properties, mill and metallurgical plant are located in Montana. Mining of antimony was suspended in 1983 because antimony can be purchased more economically from foreign sources. The Company has acquired a 50% interest in United States Antimony, Mexico S.A. de C.V. ("USAMSA"), which was incorporated in Mexico in April 1998. USAMSA intends to produce antimony metal and other products to be delivered to the Company's Montana mill for processing. This Mexican company has not commenced operations and is expected to remain in developmental stages in the foreseeable future.

Previous gold mining and milling operations have been suspended or abandoned due to depressed precious metals prices. Reclamation and closure activities on the Company's gold mining properties, located in Idaho, are nearing completion.

The complete mailing address and phone number of the Company's principal executive offices are:

                      United States Antimony Corporation
                                 P.O. Box 643
                           1250 Prospect Creek Road
                        Thompson Falls, Montana  59873
                           Telephone (406) 827-3523

The Debentures. Effective July 11, 2000, the Company entered into a financing agreement to issue up to $1,500,000 of 10% convertible debentures ("Debentures"). The first tranche of $600,000 principal amount of Debentures was issued effective July 11, 2000. Proceeds of those Debentures were applied to the settlement of certain claims, resulting in an approximately $839,000 reduction of the Company's stockholders' deficit and an improvement in its cash flow. A second tranche of $75,000 principal amount of Debentures was advanced to the Company on August 31, 2000. Proceeds of these Debentures were used to purchase raw materials.

The Debentures are convertible into our common stock at a price per share equal to 75% of the average of the three lowest closing bid prices per share of our common stock as reported by Bloomburg L.P. in the 20 trading days immediately preceding the closing date of the Debenture sale or the conversion date, whichever is lower, but in any event not greater than $0.90 per share. The exercise price of the related warrants is equal to the closing bid price as reported by Bloomburg L.P. on the trading day immediately preceding the July 11, 2000 effective date of the financing agreement, or $0.39 per share.

The $675,000 Debentures issued to date are convertible into 2,317,597 shares of USAC's common stock at the initial conversion price of $0.29125 per share. (If the Company's stock price declines below $0.29125 per share and the Debentures are converted, the conversion price formula will result in a lower conversion price and the Company will be required to issue a greater number of Shares.) In addition, the Company issued warrants to or on behalf of the Debenture purchasers ("Investors") for an aggregate of 1,394,230 shares of USAC's common stock exercisable for $0.39 per share.

Registration Rights. Pursuant to a registration rights agreement with the Debenture purchasers, the Company agreed to register (i) the issuance of the Shares of common stock to be issued upon conversion of the Debentures and upon exercise of the warrants, and
(ii) the resale of those Shares by the Investors. For the $675,000 Debentures issued to date, the registration rights agreement requires that the Company register 150% of the conversion shares and 100% of the warrant shares, or a total of 4,870,625 Shares of our common stock. If the Company issues the remaining $825,000 principal amount of Debentures, the Company will be required by the registration rights agreement to register an additional 4,777,773 shares of common stock (representing 150% of the Shares issuable upon conversion of the additional Debentures assuming a conversion price of $0.29125 per share plus 100% of the shares issuable upon exercise of related warrants).

The Company is also obligated to register 477,979 shares of our common stock held by former holders of Series C Preferred Stock
("Series C Holders") who converted that preferred stock into common stock.



The Offering.

   Securities Offered - This Prospectus relates to 4,870,625 shares of our authorized but unissued common stock representing 150% of the shares issuable upon conversion of our outstanding convertible debentures (assuming a conversion price of $.29125) and 100% of the shares issuable upon exercise of the related warrants that are held by the Investors and that may be sold from time to time by the Investors. In addition, this Prospectus also relates to 477,979 outstanding shares of our common stock that are held by former holders of our Series C Preferred Stock who converted their preferred stock into common stock.



Dividends - We have not paid any cash dividends on our common stock during the last fiscal year. Payment of dividends is at the sole discretion of our Board of Directors; and it is unlikely that holders of our common stock will receive dividends during the next fiscal year.

Voting Rights - Each holder of shares of our common stock is entitled to one vote for each share on all matters (other than election of directors) on which our shareholders are entitled to vote. Each holder of shares of our common stock is entitled to cumulate votes in the election of directors.


Preferred Stock - The Company's capitalization includes three series of preferred stock, each of which has certain cumulative dividend and liquidation preferences over the common stock. As of June 30, 2000, the liquidation preferences of the preferred stock aggregated approximately $1,020,000. The holder of our preferred stock have certain voting rights. See "Description of Securities".


                                 RISK FACTORS

A purchase of our common stock involves risks. You should consider these risks before making a decision to purchase our common stock. Prospective purchasers of our common stock must be prepared for the possible loss of their entire investments. The order in which the following risk factors are presented is arbitrary; and you should not conclude, because of the order of presentation, that one risk factor is more significant than another risk factor.

Risks Related to Our Business.

Operating losses and accumulated deficit raise going concern doubts. As reported by our auditors, DeCoria, Maichel & Teague P.S, in their December 31, 1999 financial statements, our recent history of operating losses, negative working capital, and stockholders' deficit raises substantial doubt about our ability to continue as a going concern. At June 30, 2000 we had a stockholders' deficit of $1,343,733 and negative working capital of $1,745,511.



   We are delinquent or in arrears on significant current liabilities. We are delinquent on the payment of several current liabilities including payroll and property taxes, accounts payable, judgments payable and accrued interest payable. While we have made payment arrangements with many of our creditors, there exists the risk that these creditors individually or collectively could demand immediate payment and jeopardize the Company's ability to fund operations. Some of the Company's creditors are taxing and regulatory authorities that have the power to seize the Company's assets for payment of amounts past due.

A major portion of our bank debt consists of variable-rate short-term obligations, which subjects us to interest rate and refinancing risks. We currently obtain working capital through a factoring arrangement secured by accounts receivable and other collateral and through a line-of-credit and other short-term loans secured by plant, property and equipment. We also have long-term fixed-rate indebtedness to our bank, secured by plant property and equipment. These obligations are personally guaranteed by the Company's President, John C. Lawrence. The annual debt service for our bank borrowings is approximately $147,000 at June 30, 2000.

Our working capital line-of-credit and short-term loans are variable-rate, short-term obligations, which expose us to interest rate and refinancing risks. Changes in interest rates could adversely affect our results of operations; and there is no assurance that we will be able to refinance our debt when it matures.

Death or disability of John C. Lawrence could adversely affect the management of our business and could result in acceleration of guaranteed indebtedness. Mr. Lawrence is the Company's principal executive officer and is directly involved, on a day-to-day basis, in our marketing, production, research and development, and environmental reclamation activities. His death or incapacity could adversely affect our operations and future prospects. In addition, Mr. Lawrence personally guarantees our long-term bank debt and short-term lines-of-credit; and the death or incapacity of the guarantor of that debt constitutes an event of default, which would entitle the lender to accelerate maturity of the debt.

We are dependent on foreign sources for raw materials; and there are risks of interruption in procurement from these sources and/or volatile changes in world market prices for these materials that
are not controllable by the Company.   We obtain antimony metal,
the raw material for our antimony products, primarily (75%) from China. Changes in antimony metal export policy by the Chinese government could impair availability of antimony metal and/or could increase antimony metal prices, which could result in curtailed production, decreased profits, operating result fluctuations or breach of contractual obligations to provide antimony products to our customers. Our principal supplier of Chinese antimony metal has recently been unwilling to supply antimony metal at contract prices which are lower than rapidly rising world prices; and the supplier has indicated it may be unable to meet contractual volume commitments to supply antimony at any price. The Company has agreed to pay higher prices to assure a continued supply of metal which, absent agreement of our principal customers to accept corresponding price increases for the Company's antimony products, could adversely affect sales and gross margins.

Capital to meet our future needs may be unavailable on acceptable terms. We anticipate that we will require additional cash to reduce dependence on foreign sources of antimony by developing additional metal supplies (including development and expansion of USAMSA's operations) and to expand our product lines to include industrial minerals. Such additional cash may be received from public or private financing transactions, as well as borrowing and other resources. To the extent that additional cash is received by the sale of equity or equity-related securities, the issuance of such securities could result in dilution to our stockholders. Further, additional funding may not be available on favorable terms, if at all.


   Any product recall or product return could materially adversely affect our customer relations, sales or profitability. Our antimony products are typically manufactured to meet individual customer specifications, including maximum tolerance levels for impurities, whiteness, color index, packaging requirements and bar coding. Failure to meet those specifications may result in product returns or recalls. Product recalls or returns may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons.

Uninsured loss, acts of God could impair our plant, property and equipment. Our Thompson Falls, Montana processing facility is not insured against fire or catastrophic loss. In the event of a major earthquake, for example, our production plant could be rendered inoperable for protracted periods of time, which would adversely affect our financial condition. Should such an uninsured loss occur, we could lose significant revenues and financial opportunities in amounts which would not be compensated by insurance proceeds.

We face aggressive competition in the antimony products industry.
Some of our competitors have substantially more financial resources, marketing and development capabilities than we do.

Compliance with government regulations may be costly. We are subject to various forms of government regulations, including environmental, occupational health and safety, and mine safety laws and regulations. The

Company has expended substantial resources and cash to comply with environmental reclamation requirements imposed by federal and state regulators. Our cash flow and profitability may be materially adversely affected by current or future laws, rules, regulations, and policies or by liabilities arising out of any of our past or future conduct.

Risks Related to Environmental Matters

Our current and former operations expose us to risks of environmental liabilities. Our research, development, manufacturing and production processes may involve the controlled use of hazardous materials, and we may be subject to various environmental and occupational safety laws and regulations governing the use, manufacture, storage, handling, and disposal of such materials and certain waste products. The risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our financial resources. We also have three ongoing environmental reclamation and remediation projects, one at our current production facility in Montana and two at discontinued mining operations in Idaho. Adequate financial resources may not be available to ultimately finish the reclamation activities if changes in environmental laws and regulations occur; and these changes could materially and adversely affect our cash flow and profitability. We do not have environmental liability insurance now; and we do not expect to be able to obtain such insurance at a reasonable cost. If we incur liability for environmental damages while we are uninsured, it could have a material adverse effect on the Company and its financial condition.

Risks Related to the Securities Markets and Ownership of Our Common
Stock

There is currently a limited public market for our common stock; and the purchase of Shares should be considered only a long-term investment. The prices of our common stock are quoted in the OTC Bulletin Board, an electronic quotation service maintained by the National Quotation Bureau for the National Association of Securities Dealers, Inc. for securities not traded on a national, regional or other securities exchange, under the symbol "UAMY."
The OTC Bulletin Board does not provide the level of liquidity provided by securities exchanges and the public market may not develop for our shares. In the event a significant market for our common stock develops, the market price for our common stock may be affected by stock market volatility, including volatility not necessarily related to operating performance which characterizes small and emerging companies. Consequently, the purchase of Shares should be considered only a long-term investment.



   Penny stock regulations include disclosure requirements which may have the effect of reducing the trading activity in the secondary market for our common stock. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and other quotations for the penny stock, the compensation of the broker-dealer and its salesperson on the transaction, and monthly account statements specifying the market value of each penny stock held in the customer account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to that transaction. Our common stock is subject to the penny stock rules, and purchasers of shares may determine that it is quite difficult to sell their shares.

Equity investment in our Shares is subordinate to debt financing. Our corporate charter and bylaws do not contain any limitation on the amount of indebtedness, funded or otherwise, we might incur. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect our ability to pay dividends to our stockholders and result in an increased risk of default on our obligations. We are also subject to other risks normally associated with debt financing. We expect to use indebtedness and leveraging to finance operations and future development of the Company.

Outstanding Convertible Debentures and Warrants, if Fully Converted or Exercised, Would Substantially Dilute Our Outstanding Common Stock. The Company recently issued convertible debentures and warrants which, if fully converted (at the initial conversion price) or exercised, could result in issuance of shares of common stock representing (as of August 3, 2000) 16.4% of the outstanding shares.

Our share price may decline because of the ability of the Selling Shareholders to sell Shares of our common stock. Sales of substantial amounts of our common stock by the Selling Shareholders, or the possibility of such sales, could adversely affect the prevailing market price of our common stock and impede our ability to raise capital through the issuance of equity securities. Subject to applicable federal and state securities laws, after converting their Debentures and/or exercising their warrants to purchase Shares of our common stock, the Investors may sell any and all of those Shares. Sale of some or all of this block of common stock by the Investors could depress the market price of our stock.

Unexpected fluctuations in our quarterly operating results may cause our stock price to decline. A large proportion of our costs, including our selling, general and administrative expenses, environmental reclamation costs, research and development costs, and production costs, do not vary directly in relation to sales. Thus, declines in revenue, even if small, could disproportionately affect our quarterly operating results, could cause such results to differ materially from expectations and could cause our stock price to decline.

We do not anticipate paying dividends on our common stock in the foreseeable future. Rather, we plan to retain earnings, if any, for the operation and expansion of business.



   Loss on Dissolution of the Company. In the event of our dissolution, the proceeds (if any) realized from the liquidation of our assets will be distributed to our shareholders only after satisfaction of claims of our creditors and preferred shareholders. The ability of a purchaser of Shares to recover all or any portion of the purchase price for the Shares in that event will depend on the amount of funds realized and the claims to be satisfied therefrom.


                 CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                Balance Sheets


                        (Unaudited)    (Unaudited)
                        June 30,       March 31,     December       December
                        2000           2000          31, 1999       31, 1998
                        ----------     ----------    ----------    ----------

Current Assets          $  292,128     $  353,791    $  337,031     $  365,619
Noncurrent Assets          693,300       607,640        631,491        694,378
                        ----------     ----------    ----------    ----------

Total Assets            $  985,528     $  961,431    $  968,522     $1,059,997
                        ==========     ==========    ==========     ==========

Current liabilities     $2,037,639     $1,442,268    $  968,522     $1,817,317
Noncurrent liabilities     291,622      1,640,218     1,476,675      1,951,773
                        ----------     ----------    ----------    ----------

Total stockholders'
deficit                 (1,343,733)    (2,121,055)   (2,183,195)   (2,709,093)
                        ----------     ----------    ----------    ----------
Total liabilities
and Stockholders'
equity                  $  985,528     $  961,431    $  968,522    $1,059,997
                        ==========     ==========    ==========    ==========

                                     - 7 -


                            Statement of Operations

                        (Unaudited)    (Unaudited)
                        June 30,       March 31,     December       December
                        2000           2000          31, 1999       31, 1998
                        ----------     ----------    ----------    ----------
Sales                   $2,363,463     $1,173,050    $4,710,278    $3,142,776
                        ----------     ----------    ----------    ----------
Gross profit               275,443       198,820        380,977       394,896
                        ----------     ----------    ----------    ----------

Operating expenses         541,452       315,710        601,299       670,276
Other expenses             125,880        38,970         87,355       193,047
                        ----------     ----------    ----------    ----------
Operating loss            (391,889)      (155,860)     (307,677)     (468,427)
                        ----------     ----------    ----------    ----------

Extraordinary item         917,726             0        611,692             0
                        ----------     ----------    ----------    ----------

Net income (loss)       $  525,837     $ (155,860)   $  304,015    $ (468,427)
                        ==========     ==========    ==========     ==========


                                USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares of our common stock offered by the Selling Shareholders. The proceeds of sale of the Debentures were used to discharge indebtedness in the approximate amount of $1,500,000 and to purchase raw materials. See "Management Discussion and Analysis - Financial Condition and Liquidity at June 30, 2000".


                        DETERMINATION OF OFFERING PRICE

The Shares issued upon conversion of Debentures will be issued at the conversion price which is the lower of $0.29125 per share or 75% of the average of the three lowest closing bid prices per share of the common stock as reported by Bloomburg L.P. in the 20 trading days preceding the conversion date. Shares will also be issued upon exercise of related warrants at $0.39 per share. The conversion price and warrant exercise price were determined in arms-length negotiations between the Company and the purchaser of its Debentures.

Upon resale of the Shares by the Investors on the Series C Holders, the price per Share will be the market price established on the OTCBB.


                                   DILUTION

At the close of business on August 3, 2000, there were 17,860,384 outstanding shares of our $0.01 par value common stock. The number of outstanding shares of common stock:

      (i) includes 35,132 shares which holders of Series C preferred stock were entitled to receive upon conversion of their preferred stock into common stock. These shares were not issued at the time of conversion because the Company's calculation of the number of conversion shares inadvertently omitted to account for the impact of certain antidilution provisions of the Series C preferred stock, which were triggered by the Company's issuance of common stock for less than the Series C conversion price. These 35,132 shares are being issued to the pertinent stockholders retroactively to the date of conversion of their Series C preferred stock.

      (ii) excludes approximately 67,000 shares of common stock representing an unreconciled discrepancy between the Company's stock ledger and the transfer agent's records.

Pursuant to a Registration Rights Agreement with the purchasers of our outstanding convertible debentures, we are required to register 5,384,604 Shares of our common stock, including up to 4,870,625 Shares that we will issue upon conversion of the Debentures and/or exercise of related warrants which are currently issued and outstanding and held by the Investors. We are also registering 477,979 Shares held by the Series C Holders.

The following table sets forth the net tangible book value per share at June 30, 2000, and the net tangible book value per share assuming that all 2,317,597 Shares were issued at June 30, 2000 upon conversion of Debentures at $0.29125 per share and 1,394,230 Shares were issued upon exercise of the related warrants at $0.39 per Share. Net tangible book value per share as of June 30, 2000 is calculated by dividing total tangible assets less total liabilities, or ($1,343,733), by the number of shares outstanding, 17,725,252.

After giving effect to the issuance of 2,317,597 Shares upon conversion of Debentures and 1,394,230 Shares upon exercise of the related warrants, and after deducting offering expenses estimated to be $35,000, our pro forma net tangible book value will increase to $(159,983), or $(0.007) per share, representing an immediate increase in pro forma net tangible book value of $0.069 per share for existing shareholders.


Net tangible book value at June 30, 2000       $(0.076) per share

Net tangible book value after giving effect
to issuance of 2,317,597 Shares at
$0.29125 per Share and 1,394,230 Shares
at $0.39 per Share                             $(0.007) per share

Per share dilution to Investors                $(0.3353) per share

Percent dilution to Investors                  (102)%

                           SELLING SECURITY HOLDERS

In a transaction described in detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Liquidity at June 30, 2000", Thomson Kernaghan & Co., Ltd., a Canadian investment banker acting for itself and as agent for other possible participants (collectively, "Investors"), purchased $600,000 in aggregate principal amount of the Company's 10% convertible Debentures and related warrants to purchase Company's common stock. Thomson Kernaghan subsequently purchased an additional $75,000 principal amount of Debentures in August 2000. As of the date of this Prospectus, Thomson Kernaghan has not advised the Company of any persons other than Thomson Kernaghan who have an interest in the Debentures. To the Company's knowledge, Thomson Kernaghan is the only Investor in our Debentures and the related warrants. Upon conversion of the Debentures and/or exercise of those warrants into common stock, the Investors may offer all or some portion of those Shares of our common stock for sale from time to time. The Shares which may be offered for sale by the Investors constitute all of the shares of common stock known to the Company to be beneficially owned by the Investors, other than 150,000 registered shares of common stock issued to Thomson Kernaghan & Co. Ltd. in payment of consulting fees under the Company's Key Employees 2000 Stock Plan. Thomson Kernaghan is not an affiliate of the Company; and none of its officers or directors is also an officer or director of the Company.

Pursuant to the agreement by which Thomson Kernaghan acquired the Debentures and warrants to purchase common stock, we agreed to prepare and file a registration statement for the issuance of our common stock upon conversion of the Debentures and/or exercise of the related warrants and for the resale of those Shares by the Investors. We also agreed to pay all expenses, other than underwriting discounts and commissions and other fees and expenses of investment bankers and other than brokerage commissions, in connection with the registration and sale of the Shares of common stock which may be offered for sale by the Investors following their acquisition of those Shares upon conversion of the Debentures and/or exercise of the related warrants.

If all outstanding Debentures were converted to common stock at the initial conversion price of $0.29125 per share and all of the outstanding related warrants were exercised, the Investors would own, and would be able to sell pursuant to this Prospectus, 3,711,827 shares of common stock representing, on a full dilution basis, 16.4% of the then outstanding shares of common stock of the Company.

In addition, the holders of common stock acquired upon conversion of the Company's Series C Preferred Stock ("Series C Holders") are entitled, pursuant to the Company's articles of incorporation, to "piggyback" registration of twenty percent (20%) of the common stock of the Company issued upon conversion of their Series C shares.

These "piggyback" registration rights are triggered by the Company's filing of a registration statement with the U.S.
Securities and Exchange Commission as required by the Registration Rights Agreement with Thomson Kernaghan & Co. Ltd.

The Investors and the Series C Holders are collectively referenced in this Prospectus as "Selling Shareholders".


                             PLAN OF DISTRIBUTION

The Selling Shareholders may, from time to time, sell all or a portion of the Shares in the OTC Bulletin Board market, or on any national securities exchange on which our common stock may become listed or traded. The Shares will not be sold in an underwritten public offering, but may be sold directly or through brokers or dealers.

We have filed a Registration Statement, of which this Prospectus forms a part, with the U.S. Securities and Exchange Commission for the issuance of the Shares to the Investors upon conversion of the Debentures and/or exercise of the related warrants, for the subsequent sale of the Investors' Shares of our common stock, and for the sale of a portion of the common stock acquired by the former Series C Holders upon conversion of their preferred stock into common stock. We will pay all of the expenses incident to the registration and issuance of the Investors' Shares and the registration of the Series C Holders' Shares.

All of the 5,384,604 Shares of common stock which may be sold by the Selling Shareholders pursuant to this Prospectus will be freely tradable without restriction under the Securities Act, except for any shares that may be acquired by an affiliate of the Company, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with the Company, and may include our directors or officers as well as our significant stockholders, if any. Persons who are affiliates will be permitted to sell the Shares of our common stock that are acquired pursuant to this Prospectus only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.


The Shares may be sold in a block trade in which the broker or dealer will attempt to sell the common stock as agent but may buy and resell a portion of the block as principal to facilitate the transaction. A broker or dealer may buy the Shares as principal and resell them or keep them for its own account. The Shares may also be sold in ordinary brokerage transactions and transactions in which the broker solicits purchasers, or in privately negotiated transactions. Brokers and dealers engaged in the sale of Shares may receive commissions or discounts from the Investors or the purchaser of the Shares.

Broker-dealers may agree to sell a specified number of Shares at a stipulated price per share, and to purchase any unsold Shares at the price required to fulfill the broker-dealer commitment to the Investors. Broker-dealers who acquire Shares as principal may thereafter resell the Shares from time to time in crosses and block transactions and sales to and through other broker-dealers.

The Selling Shareholders may enter into hedging transactions with broker-dealers, who may engage in short sales of our common stock. The Selling Shareholders may also sell our common stock and redeliver to close out their short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of its common stock. The Selling Shareholders may also lend or pledge our common stock to a broker-dealer and, upon default, sell those Shares. In addition to the foregoing, the Selling Shareholders may, from time to time, enter into other types of hedging transactions.



                           DESCRIPTION OF SECURITIES

   Common Stock. We are authorized to issue 30,000,000 shares of common stock, $0.01 par value, each share of common stock having equal rights and preferences, including voting privileges. There were 17,860,384 shares of common stock outstanding at the close of business on August 3, 2000. In addition, 2,441,663 shares of common stock were reserved for issuance upon exercise of outstanding warrants to purchase our common stock; and 2,317,587 shares were reserved for issuance upon conversion of debentures at $0.29125 per share.

The shares of our common stock constitute equity interests in the Company entitling each shareholder to a pro rata share of cash distributions made to common shareholders, including dividend payments. We had significant losses in our last fiscal year. Therefore, it is unlikely that we will pay dividends on our common stock in the next year. We currently intend to retain our future earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

The holders of our common stock are entitled to one vote for each share of record. Shareholders are entitled to vote cumulatively with respect to the election of directors of the Company.
Directors are elected by a plurality of the votes cast by the voting stock entitled to vote at a meeting if a quorum is present. With respect to matters other than the election of directors, a matter is approved by the affirmative vote of the majority of the votes cast at a meeting at which a quorum is present. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock having preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights; and there are no redemption provisions applicable to our common stock. All of the outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock. The Company's Articles of Incorporation authorize 10,000,000 shares of $.01 par value preferred stock. Subject to amounts of outstanding preferred stock, additional shares of preferred stock can be issued with such rights and preferences, including voting rights, as the Board of Directors shall determine.

During 1986, Series A preferred stock was established by the Board of Directors. These shares are nonconvertible, nonredeemable and entitled to a $1.00 per share per year cumulative dividend. Series A preferred stockholders have a total liquidation preference equal to $45,000 plus dividends in arrears. At December 31, 1999, cumulative dividends in arrears amounted to $60,750, or $13.50 per share. The aggregate Series A liquidation preference was $108,000 at June 30, 2000. In addition, the holders of Series A preferred stock are entitled to one vote for each share of record.

During 1993, Series B preferred stock was established by the Board of Directors; and 1,666,667 shares were issued in connection with the final settlement of litigation related to the nonpayment of royalties under a sublease contract. The Series B preferred stock has preference over the Company's common stock and Series A preferred stock and is entitled to cumulative dividends of $.01 per share per year payable when and if declared by the Company's Board of Directors. No dividends have been declared or paid with respect to the Series B preferred stock. In the event of dissolution or liquidation of the Company, the preferential amount payable to Series B restricted preferred stockholders, subject to the preference in favor of the holders of the Series A preferred stock, is $1.00 per share plus accumulated dividends. In 1995, 916,667 shares of Series B preferred stock were surrendered to the Company in connection with the settlement of litigation against Bobby C. Hamilton. At December 31, 1999, cumulative dividends in arrears were $45,000, or $0.06 per share, with 750,000 shares currently outstanding. The aggregate Series B liquidation preference at June 30, 2000 was $798,750. Holders of Series B preferred stock have no voting rights except as required by the Montana Business Corporation Act or during any period of time in which the Company is in default in payment of dividends after declaration of dividends on the Series B preferred stock.

During 1997, the Company issued 2,560,757 shares of Series C preferred stock in connection with the conversion of debentures and other debts owed by the Company. The rights, preferences, privileges and limitations of the Series C preferred shares are set forth below:



      Optional Conversion. A holder of Series C preferred shares had the right to convert the Series C shares, at the option of the holder, at any time within 18 months following issuance, into shares of common stock at the ratio of 1:1, subject to adjustment as provided below. The 18 month conversion period has expired.

      Voting Rights. The holders of Series C preferred shares shall have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of such Series C preferred shares.

      Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of Series C preferred shares shall be entitled to receive as a preference over the holders of common stock an amount per share equal to $0.55, subject to the preferences of the holders of the Company's outstanding Series A and Series B preferred stock. At June 30, 2000, the aggregate Series C liquidation preference was $113,297.

      Registration Rights. Twenty percent (20%) of the underlying common stock issuable upon conversion of the Series C preferred shares shall be entitled to "piggyback" registration rights when, and if, the Company files a registration statement for its securities or the securities of any other stockholder.

      Redemption. The Series C preferred shares are not redeemable by the Company.

      Antidilution Provisions. The conversion price of the Series C shares shall be subject to adjustments to prevent dilution in the event that the Company issues additional shares at a purchase price less than the applicable conversion price (other than shares issued to employees, consultants and directors pursuant to plans and arrangements approved by the Board of Directors, and securities issued to lending or leasing institutions approved by the Board of Directors). In such event, the conversion price shall be adjusted according to a weighted-average formula, provided that a holder of Series C shares purchases his pro rata share of the securities being sold in the dilutive financing. The initial conversion price for the Series C shares was $0.55 and was subsequently adjusted to $0.5419 in accordance with the antidilution provisions.


      Protective Provisions. The consent of a majority interest of the holders of Series C preferred shares shall be required for any action which (i) alters or changes the rights, preferences or privileges of the Series C shares materially and adversely; or (ii) creates any new class of shares having preference over or being on a parity with the Series C shares.

During 1999, holders of 2,354,761 shares of Series C shares converted their shares into 2,389,893 shares of common stock of Company (including 35,132 shares issued in 2000 to account for antidilution rights to which the Series C Holders were entitled when they converted--see Dilution). At December 31, 1999 and at June 30, 2000, 205,996 shares of Series C preferred stock remained outstanding.


           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following table sets forth the range of high and low bid prices as reported by the OTC Bulletin Board ("OTCBB") for the periods indicated. The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. Currently, the stock is traded on the OTCBB under the symbol "UAMY."


                  2000                   High              Low
                  ----                   ----              ---

                  First Quarter          $0.95             $0.22
                  Second Quarter         $0.88             $0.20
                  Third Quarter          $0.78             $0.32

                  1999                   High              Low
                  ----                   ----              ---

                  First Quarter          $0.16             $0.20
                  Second Quarter          0.17              0.17
                  Third Quarter           0.31              0.38
                  Fourth Quarter          0.16              0.16

                  1998                   High              Low
                  ----                   ----              ---

                  First Quarter          $0.20             $0.16
                  Second Quarter          0.28              0.16
                  Third Quarter           0.37              0.16
                  Fourth Quarter          0.28              0.13


The approximate number of record holders of the Registrant's common stock at December 31, 1999 is 2,700.

No dividends have been paid or declared by the Registrant during the last five years.


                            DESCRIPTION OF BUSINESS

General. Section 21E of the Securities Exchange Act of 1934 provides a "safe harbor" for forward-looking statements. Certain information included herein contains statements regarding management's expectations about future production and development activities as well as other capital spending, financing sources and effects of regulation. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made herein. These risks and uncertainties include, but are not limited to, those relating to the market price of metals, production rates, production costs, availability of continued financing, and the Company's ability to remain a going concern.
The Company cautions readers not to place undue reliance on any forward-looking statements, and such statements speak only as of the date made.

Summary. AGAU Mines, Inc., predecessor of United States Antimony Corporation, was incorporated in June 1968 as a Delaware corporation to explore, develop and mine gold and silver properties. United States Antimony Corporation ("USAC" or "the Company") was incorporated in Montana in January 1970 to mine and produce antimony products. In June 1973, AGAU Mines, Inc. was merged with and into USAC, with USAC the surviving corporation in the merger. In December 1983, the Company suspended its antimony mining operations when it became possible to purchase antimony raw materials more economically from foreign sources. The principal business of the Company has been the production of antimony products and the mining and milling of gold.

The Company has been able to sustain its operations through gross profit produced from its antimony operations, common stock sales, and financing from banks and other sources. There can be no assurance, however, that the Company will be able to continue to meet its obligations and continue in existence as a going concern (see Note 1 to the Financial Statements).


Antimony Division. The Company's antimony mining properties, mill and metallurgical plant are located in the Burns Mining District of Sanders County, Montana, approximately 15 miles west of Thompson Falls. The Company holds 12 patented lode claims, some of which are contiguous, and 2 patented mill sites.

Prior to 1984, the Company mined antimony ore underground by driving drifts and using slushers in room and pillar type stopes. Mining was suspended in December 1983, because antimony could be purchased more economically from foreign sources. The Company's underground antimony mining operations may be reopened in the future should raw material prices warrant doing so. The Company now purchases the majority of its raw antimony from China (approximately 70%) and, to a lesser degree, Canada (approximately 15%). Antimony metal from Chinese sources has been obtained primarily through a broker, Fortune America Trading Ltd. Significant increases in world antimony metal prices have necessitated renegotiation of the Company's supply contract with the broker in order to assure continued availability of metal, resulting in higher raw material costs. However, the increase in world prices has enabled the Company to increase the prices of its antimony products and to increase its gross profits. In addition, the Company is covering its customer supply contract requirements by obtaining antimony metal from other foreign and domestic sources, including Harvey Ferrer, Amalgamated Metals Corporation, Sunshine Mining Company and Cominco.

The Company currently owns 50% of the common stock of United States Antimony, Mexico S.A. de C.V. ("USAMSA"), which was formed in April 1998. During 1998 and 1999, the Company invested capital and surplus equipment from its Thompson Falls antimony operation in USAMSA, which is being used for the construction of an antimony processing plant in Mexico. To date, two antimony processing furnaces and a warehouse building have been built and limited
antimony processing has taken place.   USAMSA is pursuing the
assignment of mining concessions in the Mexican states of Zacatecas, Coahuila, Sonora, Queretaro and Oaxaca. USAMSA is expected in future years to produce antimony metal and other products, utilizing its processing facilities as processing opportunities become available and as antimony prices dictate. These products would then be sent to the Company's plant near Thompson Falls, Montana for processing.

From refined antimony metal, the Company produces four antimony oxide products of different particle size using proprietary furnace technology, several grades of sodium antimonate using hydro metallurgical techniques, and specialty antimony compounds. Antimony oxide is a fine, white powder that is used primarily in conjunction with a halogen to form a synergistic flame retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings and paper. Antimony oxide is also used as a color fastener in paint, as a catalyst for production of polyester resins for fibers and film, as a phosphorescent agent in fluorescent light bulbs and as a stabilizer for fluid lubricants. Sodium antimonate is primarily used as a fining agent (degasser) for glass in cathode ray tubes used in computer monitors and color television bulbs and as a flame retardant. The Company also sells antimony metal for use in bearings, storage batteries and ordnance.

The Company's present share of the domestic market for antimony oxide products is approximately 10% to 12%. The Company has had three principal domestic competitors. One of those competitors, which accounts for about 25% of domestic sales, has announced its intention to exit the antimony oxide business. The other two domestic competitors have collectively accounted for about 25% of domestic sales. The balance of domestic sales are foreign imports (primarily from Chinese and Belgian suppliers).

The Company employed two full time sales managers in 1999 and implemented administrative systems needed to manage sales accounting and shipping logistics. In connection with these efforts, the Company negotiated various commission-based sales agreements with other chemical distribution companies, developed its own web-site ("usantimony.com") and made substantial improvements to its analytical and chemical research capabilities. Since March 1998, the Company has employed a Chief Chemist who has devoted approximately 30% of his working time to research and development activities. Accordingly, approximately $15,000 in salary and benefits have been related to research and development activities during the past two fiscal years. Additionally, during the past two fiscal years, the Company has invested approximately $20,000 per year in lab equipment and facilities used in research and development of new antimony products and applications. (None of the Company's research and development costs have been borne by customers of the Company.) These efforts have resulted in advances in the Company's preparation, packaging and quality of its antimony products. The Company believes that its ability to meet customer product specifications gives it a competitive advantage. The Company believes that it will be able to stay competitive in the antimony business and generate increasing profits because of these advances.

For the year ended December 31, 1999, the Company sold 5,517,443 pounds of antimony products generating approximately $4.7 million in revenues. During 1998, the Company, through its relationships with HoltraChem, Inc. and BCS, sold 2,834,186 pounds of antimony products, which generated approximately $3.1 million in revenues. During 1998, 1999 and 2000 year-to-date, approximately 20% of the Company's antimony sales were made to one customer. However, the Company has a stable and expanding customer base. Loss of any one customer could have short-term impact on the Company's revenues but would not materially adversely affect the Company's long-term prospects.


Gold Division.
-------------

Yankee Fork Mining District. Until 1989, the Company mined and milled and silver in the Yankee Fork Mining District in Custer County, Idaho. The metals were recovered by gravity and flotation mill, and the concentrates were leached with cyanide to produce a bullion product at the Preachers Cove mill, which is located on the Yankee Fork of the Salmon River. The Preachers Cove mill has been dismantled and the site is undergoing environmental remediation pursuant to an Idaho Department of Environmental Quality consent decree. See "Environmental Matters". The Company owns two patented lode mining claims in the Yankee Fork District, which are now idle.

Yellow Jacket Mining District. In 1990, the Company entered into a mining venture agreement to mine and mill gold and silver ores at the Yellow Jacket Mine located in the Yellow Jacket Mining District of Lemhi County, Idaho, approximately 70 miles southwest of Salmon, Idaho. During the years from 1991 to 1996 the Company mined, milled and sold gold bullion produced from the mine. In 1996, production at the Yellow Jacket was suspended due to recurring operating losses and declines in precious metal prices. The Yellow Jacket property was put on a care and maintenance status. In 1999, the company abandoned its leasehold interests and began environmental remediation activity at the Yellow Jacket (see "Environmental Matters") and began reclamation of the Yellow Jacket tailings ponds and pit area.

Environmental Matters. The exploration, development and production programs conducted in the United States are subject to local, state and federal regulations regarding environmental protection.
Certain of the Company's production and mining activities are conducted on public lands. The Company believes that its current discharge of waste materials from its processing facilities is in material compliance with environmental regulations and health and safety standards. The USDA Forest Service extensively regulates mining operations conducted in National Forests. Department of Interior regulations cover mining operations carried out on most other public lands. All operations by the Company involving the exploration for or the production of minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of water sources, waste materials, odor, noise, dust and other environmental protection requirements adopted by federal, state and local governmental authorities. The Company may be required to prepare and present to such authorities data pertaining to the effect or impact that any proposed exploration for or production of minerals may have upon the environment. Any changes to the Company's reclamation and remediation plans which may be required due to changes in federal regulations could have an adverse effect on the Company's operations.

In 1994, the U.S. Forest Service, under the provisions of the Comprehensive Environmental Response Liability Act of 1980, designated the Company's cyanide leach plant at the Preachers Cove mill, which is located six miles north of Sunbeam, Idaho on the Yankee Fork of the Salmon River, as a contaminated site requiring cleanup of cyanide solution. In 1996, the Company signed a consent decree related to the reclamation and remediation at the Preachers Cove mill in Idaho as required by the Idaho Department of Environmental Quality. The Company has been reclaiming the property; and, as of December 31, 1999, the cyanide solution discharge was complete, the mill removed, and the cyanide leach residue disposed of. Only earth moving and monitoring activities remain to complete the activities prescribed by the consent decree. Upon completion of reclamation activities at the Preachers Cove mill site pursuant to the consent decree, the site will be closed and the U.S. Forest Service will terminate the consent decree. The Company anticipates substantial completion of reclamation sometime in 2000.

The Company has environmental remediation obligations at its antimony processing site near Thompson Falls, Montana ("the Stibnite Hill Mine Site"). Under the regulatory jurisdiction of the U.S. Forest Service and subject to the operating permit requirements of the Montana Department of Environmental Quality, the Company has performed substantial environmental reclamation activities during 1998 and 1999. These activities included installation of a PVC liner and a geotextile layer on two of the tailings ponds and the removal of approximately 25,000 yards of tailings material from a third pond. In 1999, the Company charged approximately $51,000 to antimony plant operations for environmental activities relating to current operations and the disposition of its accrued obligations. The Company plans to line a storm water pond and store a slag material pile in a lined residue vault, thus fulfilling the majority of its environmental responsibilities at the Stibnite Hill Mine site.

During the second quarter of 1999, the Company began final reclamation and closure at the Yellow Jacket property. During the third and fourth quarters of 1999 the Company began disassembly of the mill and mill buildings and removed tailings waste from the tailings ponds. The reclamation activity is being overseen by the U.S. Forest Service and the Idaho Department of Environmental Quality. The Company expensed approximately $74,000 relating to these activities at the Yellow Jacket Mine during 1999.
Reclamation work is commencing on the clean-up of non-cyanide tailings material at the property; and the Company believes this project will be substantially completed by the end of 2001. In 2000, the U.S. Forest Service began releasing environmental bonding funds to the Company that had been deposited for remediation of the Yellow Jacket Mine.

Reclamation activities at the Yellow Jacket Mine and the Stibnite Hill Mine Site have proceeded informally under supervision of the U.S. Forest Service and state departments of environmental quality. The Company has complied with regulators' requirements and does not expect the imposition of substantial additional requirements. A risk of material loss may exist, however, if state and federal regulators require the Company to perform additional remediation activities as environmental laws change.

The Company has posted cash performance bonds with a bank and the U.S. Forest Service in connection with its reclamation activities. Upon completion of reclamation activities, the bonds will be terminated and the applicable regulatory authorities may release up to $171,816 (shown as "Restricted Cash" on the Company's June 30, 2000 balance sheets).

The Company believes it has accrued adequate reserves to fulfill its environmental remediation responsibilities as of June 30, 2000. The Company has made significant reclamation and remediation progress on all its properties over the past three years and has complied with regulatory agencies in its environmental remediation efforts. A risk of material loss may exist, however, if state and federal regulators require the Registrant to perform additional remediation activities as environmental laws change. The change in amounts accrued for environmental remediation activities in 1998, 1999 and as of September 30, 2000 is as follows:

                                         Thompson
                              Yankee     Falls       Yellow
                              Fork       Antimony    Jacket
                              Mill Site  Plant       Mine        Totals

Balance December 31, 1997     $171,500   $270,000    $115,044    $556,544
Less:  Reclamation work        (55,472)                           (55,472)
Adjustment of Accrued
  Remediation Costs                         2,200                   2,200

Balance December 31, 1998     $116,028   $272,200    $115,044    $503,272
Less:  Reclamation work                  (118,586)               (118,586)
Adjustment of Accrued
  Remediation Costs            (70,000)                           (70,000)

Balance December 31, 1999     $ 46,028   $153,614    $115,044    $314,686
Less:  Reclamation work                   (35,300)                (35,300)

Balance September 30, 2000    $ 46,028   $118,314    $115,044    $279,386


Marketing. During the first quarter of 1999, and in prior years dating back to 1991, the Company marketed its antimony products with HoltraChem, Inc. and later its successor, BCS, in a 50/50 profit sharing arrangement. In March 1999, the Company notified BCS that it was terminating the agreements that HoltraChem had assigned BCS, and that the Company was going to market and distribute antimony products independently. As a result the Company took steps to market its products to existing and prospective customers, and has been able to do so successfully. The Company employs full time marketing personnel and has negotiated various commission based sales agreements with other chemical distribution companies.

Antimony Price Fluctuations. The operating results of the Company have been and will continue to be directly related to the market prices of antimony metal, which have fluctuated widely in recent years. The volatility of such prices is illustrated by the following table which sets forth the average prices of antimony metal per pound as reported by sources deemed reliable by the Company.

                        Year             Average Price
                        ----             -------------

                        1999             $0.58
                        1998              0.63
                        1997              0.93
                        1996              1.60
                        1995              2.28


The range of sales prices for antimony oxide per pound was as follows for the periods indicated:

            Year              High             Low         Average Price
            ----              ----             ---         -------------

            1999              $5.52            $0.65       $0.85
            1998               5.57             0.83        1.13
            1997               5.75             0.98        1.41
            1996               4.50             1.53        1.86
            1995               3.12             0.89        2.56


Antimony metal prices are determined by a number of variables over which the Company has no control. These include the availability and price of imported metals, the quantity of new metal supply, and industrial and commercial demand. If metal prices decline and remain depressed, the Company's revenues and profitability may be adversely affected.

The Company uses antimony metal as a raw material for its products. The Company obtains antimony metal from sources in China (70%), Canada (15%) and the U.S. (15%). Purchases from Canadian and U.S. sources have been made at world market prices, as established by the London Metals Bulletin from time to time. Antimony metal from Chinese sources has been supplied by Fortune America Trading Ltd., a New Jersey-based dealer, pursuant to a long-term supply contract to supply antimony metal at a fixed price.

Until recently, antimony prices have been at a 35 year low. Beginning in late June 2000, prices have risen dramatically, primarily as a result of restrictions by the Chinese government on exports of antimony metal from China, one of the principal suppliers of antimony. The fixed price set by the supply contract with the dealer in Chinese-sourced metal is below current market price. The dealer has refused to supply metal at the contracted price, forcing the Company to purchase antimony metal from this dealer and other sources at current world market prices. However, the Company has been able to raise its antimony product prices to its customers and to increase its gross profits. The Company's USAMSA venture is intended eventually to reduce the Company's dependence on foreign sources but is not expected to provide sufficient raw material for several years.

Other. The Company holds no material patents, licenses, franchises or concessions, but it considers its antimony processing plant proprietary in nature. The Company uses the trade name "Montana Brand Antimony Oxide" for the marketing of its antimony products.

The Company is subject to the requirements of the Federal Mining
Safety and Health Act of 1977, requirements of the state of Montana and the state of Idaho, Federal and State Health and Safety statutes and Sanders County, Lemhi County and Custer County health ordinances.

Employees. As of June 30, 2000, the Company employed 31 full-time employees. The number of full-time employees may vary seasonally. None of the Company's employees is covered by any collective bargaining agreement.


              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

This Prospectus includes forward-looking statements that involve risks and uncertainties.

"Forward looking statements" can be identified by the use of forward-looking terminology such as "believes," "could," "possibly," "anticipates," "estimates," "projects," "expects," "may," "will," or "should." Such statements are subject to certain risks, uncertainties and assumptions. No assurances can be given that the future results anticipated by forward looking statements will be achieved. Our actual results may differ materially from these forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Prospectus.

Certain matters discussed are forward-looking statements that involve risks and uncertainties, including the impact of antimony prices and production volatility, changing market conditions and the regulatory environment and other risks. Actual results may differ materially from those projected. These forward-looking statements represent the Company's judgment as of the date of this filing. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Results of 1999 Operations. The Company's reported net income of $304,015 in 1999, or $0.02 per basic share, compared to a net loss of $468,427 or $0.04 per basic share in 1998. The net income in 1999 is primarily due to an extraordinary gain recognized on the conversion of certain debts to common stock of $611,692. Without the effect of the extraordinary gain, the Company would have experienced a net loss from its operating activities of $307,677 during 1999.

Total revenues during 1999 were $4,710,278 compared to $3,142,776 in 1998. The increase was directly due to the Company's independent marketing and sale of its antimony products during the majority of 1999, compared to sharing 50% of antimony product sales with affiliated sales companies during 1998. Sales of antimony products in 1999 were $4,710,278 consisting of 5,517,443 pounds sold at an average sales price of $ 0.85 per pound. Sales of antimony products in 1998 were $3,130,332, consisting of 2,834,186 pounds sold at an average sales price of $1.10 per pound. Sales made during 1999 included first quarter sales made with a sales affiliate who recorded 50% of the quarter's total sales of $690,302 consisting of 684,322 pounds, on their financial statements. Gross profit from antimony product sales was $380,977 in 1999, or 8% of sales, compared to $394,896 in 1998, or 12% of sales. Almost all of the antimony products sold were produced at the Company's plant near Thompson Falls, Montana.

Combined care and maintenance costs and exploration and evaluation costs at the Yellow Jacket property totaled $200,867 in 1999 compared to $362,722 in 1998. The decrease is due to the Company's abandonment of exploration activities at the Yellow Jacket during 1999.

During 1999, the Company made adjustments to accrued reclamation costs and accounts payable of $70,000 and $16,440, respectively.
The adjustments were made to adjust the balances of these liabilities to reflect an accurate amount of the Company's anticipated obligation. No such adjustments were proposed in 1998.


General and administrative expenses increased from $307,554 in 1998 to $400,432 in 1999, an increase of $92,878 or approximately 30%. The increase in 1999 compared to 1998 was partially due to legal costs of approximately $85,000 in 1999 compared to $50,000 during 1998. Legal costs during both years were principally related to the Maguire litigation that commenced in 1998 and was settled during 1999.

The Maguire settlement resulted from lawsuits in which the Walter
L. Maguire 1935-1 Trust sued USAC for alleged breach of the Company's obligations to pay certain debentures allegedly owned by the Trust. The Company counterclaimed against the Trust for failing to honor an obligation to exchange the debentures for stock and also sued Walter L. Maguire, Sr., a former Director of the Company. The Trust held four debentures, totalling the principal amount of $335,000, plus accrued and unpaid interest. Pursuant to the November 5, 1999 settlement, the Trust exchanged the debentures for 790,909 shares of USAC common stock.

Interest expense of $185,985 in 1999 decreased compared to interest expense of $216,317 in 1998 primarily due to the conversion of certain debts to common stock in 1999. Interest and other income was $12,190 in 1999 and $23,270 in 1998. The decrease in interest and other income during 1999 was primarily due to the absence of other income in 1999 compared to 1998.

In 1999, the Company converted $682,397 of defaulted debenture principal and interest and $144,339 of principal and interest related to certain mining lease royalties (judgments payable) into common stock of the Company. In connection with these conversions the Company recorded an extraordinary gain of $611,692. No such conversions or gains took place during 1998.


Financial Condition and Liquidity at December 31, 1999. At December 31, 1999, Company assets totaled $968,522, and there was a stockholders' deficit of $2,183,195. The stockholders' deficit decreased $525,898 from the prior year, primarily due to the conversion of debts to common stock. In order to continue as a going concern, the Company is dependent upon (1) profitable operations from the antimony division, (2) additional equity financing, and (3) continued availability of bank financing. Without financing and profitable operations, the Company may not be able to meet its obligations, fund operations and continue in existence. There can be no assurance that management will be successful in its plans to improve the financial condition of the Company.

Cash provided by operations during 1999 was $59,986 compared to $16,598 in 1998. The increase in cash provided by operations in 1999 compared to cash provided by operations in 1998 was primarily due to the increase in accounts payable and other current liabilities during 1999.

Investing activities used $76,417 of cash in 1999 compared with $31,182 in 1998. Cash used in investing activities during both years related exclusively to purchases of properties, plants and equipment, for the antimony division and the Company's investment in USAMSA.

Financing activities provided $16,431 of cash in 1999 and $14,584 in 1998. Cash from financing activities relates principally to cash received from common stock sales and bank financing in 1998 and primarily bank from bank financing in 1999.

Other significant financial commitments for future periods will include:

      * Servicing notes payable to bank (See Note 8 to the Consolidated Financial Statements).

      * Servicing the note payable to Bobby C. Hamilton (See Note 9 to the Consolidated Financial Statements). In 1995, Hamilton and USAC negotiated, as the result of litigation by USAC, a settlement of all outstanding disputes and claims stemming from a 1993 joint venture agreement in which Hamilton provided financing for USAC's operations at the Yellow Jacket Mine. As part of the settlement, Hamilton assigned to USAC 916,667 shares of Class B convertible preferred stock and 250,000 shares of USAC common stock, all of his right to the Yellow Jacket joint venture, and all of his right, title, and interest in certain patented mining claims. In addition, Hamilton released all claims against USAC, its assets, officers and directors. In consideration, USAC agreed to pay Hamilton $1,800,000 together with interest accruing at 7.5% per annum, payable from 10% of USAC's gross income less loan proceeds and revenue from stock or bond offerings; and USAC issued Hamilton 500,000 shares of USAC "lettered" common stock. The Note and shares of common stock were bequeathed to the City of Moscow, Idaho, upon Mr. Hamilton's death.

      * Keeping current on property, payroll, and income tax liabilities and accounts payable.

      * Fulfilling responsibilities with environmental, labor safety and securities regulatory agencies.



In 1999, the Yellow Jacket leases were terminated and reclamation and closure activities began. As the Yellow Jacket property is reclaimed, care-and-maintenance and reclamation costs will eventually cease and the Company will be able to direct more resources to funding its operations and paying its obligations. Financial resources may also be generated from the disposal of equipment at the Yellow Jacket.


During 1999, the Company negotiated a factoring arrangement, pursuant to which the Company sells its accounts receivable and utilizes the funds from these sales to finance operations.




Results of Operations for the six-month period ended June 30, 2000. The Company's operations resulted in a net loss of $391,889 for the six-month period ended June 30, 2000 compared with a net income of $12,191 for the six-month period ended June 30, 1999. Net income for the period ended June 30, 2000, after the extraordinary gain on settlement of debt (see "Financial Condition and Liquidity at June 30, 2000"), was $525,837.

Total revenues from antimony product sales for the first six months of 2000 were $2,363,463 compared with $2,223,922 during the
comparable period in 1999.   Sales of antimony products during the
first six months of 2000 consisted of 2,559,961 pounds at an average sale price of $0.92 per pound. During the first six months of 1999 sales of antimony products consisted of 2,233,421 pounds at
an average sale price of $1.00 per pound.   The decrease in sale
prices of antimony products from the first two quarters of 1999 compared to the first two quarters of 2000 is the result of a corresponding decrease in antimony metal prices. Gross profit from antimony sales during the first six months of 2000 was $275,443, compared with gross profit of $420,814 during the first six months of 1999. The decrease in gross profit during the first six months of 2000 compared to the comparable period of 1999 is primarily due to decreased antimony product sales prices during 2000.

Costs related to the reclamation of Yellow Jacket were $77,906 for the six-month period ended June 30, 2000, compared with care, maintenance and reclamation costs of $43,770 during the six-month period ended June 30, 1999. The increase was primarily due to the increased reclamation activities during 2000 as compared to 1999. Costs related to exploration and evaluation at Yellow Jacket were $45,198 for the six-month period ended June 30, 1999, compared with no exploration costs during the six-month period ended June 30, 2000.

Sales expense was $194,351 for the six-month period ended June 30, 2000 compared to $63,960 for the same period in 1999. The increase in sales expense during the first six months of 2000 as compared to the same period of 1999 was due to the sales department's operation for only three months of the six month period ended June 30, 1999.

General and administrative expenses increased $125,487 to $269,195 during the first six months of 2000 as compared to $143,708 during the first six months of 1999. The increase was partially due to financial consulting expense of $78,000 incurred in connection with the settlement of debt in the first quarter of 2000 that was not incurred in 1999.

Interest expense was $81,239 during six-month period ended June 30, 2000, compared to $116,072 for the same period in 1999. The decrease in interest expense is primarily due to interest costs relating to inventory purchased from a former sales affiliate during 1999 that was not incurred in 2000.

Interest income was $4,647 during the six-month period ended June
30, 2000, and was comparable to $4,657 for the same period in 1999.

During the second quarter of 1999 a gain of $16,440, resulting from the write off of certain accounts payable, was recognized. No such gain was recognized for the comparable quarter of 2000.

Financial Condition and Liquidity at June 30, 2000. At June 30, 2000, Company assets totaled $985,528; and there was a stockholders' deficit of $1,343,733. The stockholders' deficit decreased $839,462 from December 31, 1999, due to the extraordinary gain on settlement of debt. In order to continue as a going concern, the Company is dependent upon profitable operations from the antimony division and continuing short and long-term debt financing. Without financing and profitable operations, the Company may not be able to meet its obligations, fund operations and continue in existence.

Cash provided used by operating activities during the first six months of 2000 was $316,486 compared with cash provided of $15,263 during the first six months of 1999. The change in cash from operations for the first six months of 2000 compared to the same period in 1999 was primarily due to the net loss of $361,889 (before extraordinary gain on the settlement of debt) incurred during the first two quarters of 2000.

Cash used in investing activities during the first six months of 2000 was $35,079 compared to $45,732 used during the comparable period of 1999. During both periods, cash used in investing activities related to the Company's investment in antimony processing plant and equipment.

Cash provided by financing activities was $351,565 during the first six months of 2000 compared to $30,469 provided by financing activities during the comparable period of 1999. The increase in cash provided from financing activities was principally due to advances from the Company's President of $70,000, common stock and warrant sales of $155,000 and the issuance of $600,000 of convertible debentures during the first six months of 2000. Cash provided from financing activities during the first six months of 2000 was used to settle an outstanding debt (see below) and fund operations.

In an effort to improve the Company's financial condition, the Company's management began negotiations during the second quarter of 2000 to settle a debt owed the Estate of Bobby C. Hamilton (the "Estate"). The approximately $1,500,000 debt required minimum annual payments of principal and interest totaling $200,000, consuming 4% of the Company's gross revenues from sales. As a result of management's negotiations, the Company entered into a Settlement and Release of All Claims Agreement (the "Settlement Agreement") with the Estate on June 23, 2000. The Settlement Agreement extinguished the note payable to the Estate in exchange for a cash payment of $500,000 and the issuance of 250,000 shares of the Company's common stock. The cash payment was financed by the issuance of $600,000 of Debentures pursuant to a financing
agreement with Thomson Kernaghan & Co., Ltd.,         a Canadian
investment banker, described in detail below. This settlement and related financing transaction resulted in an extraordinary gain of approximately $917,726.

The Settlement Agreement mutually released both parties from any and all obligations between them, and includes the Company's indemnification of the Estate against any liabilities and claims that may result from environmental remediation responsibilities on the Company's Idaho gold properties. The Settlement Agreement also required the

Company to arrange the purchase of 614,000 shares of the Estate's unrestricted common stock of the Company by a third party for $90,340.


In connection with the Settlement Agreement between the Company and the Estate, the Company entered into a financing agreement with Thomson Kernaghan effective July 11, 2000. The financing agreement provides, among other things, for the sale of up to $1,500,000 of the Company's convertible debentures ("Debentures") to the investment banker and its affiliates. In addition, Thomson Kernaghan agreed to purchase, pursuant to the Settlement Agreement, 614,000 shares of unrestricted common stock of the Company owned by the Estate for $90,340. The financing agreement also provides for an initial Debenture purchase of $600,000, and specifies that the proceeds from the sale be used to 1) pay the Estate $500,000 and extinguish the note payable owed it pursuant to the Settlement Agreement, 2) pay the fees and expenses of Thomson Kernaghan's counsel not to exceed $15,000, 3) pay Thomson Kernaghan's fee of $60,000 relating to the placement of the Debentures, and 4) provide $25,000 for the Company's working capital purposes. The Company subsequently issued an additional $75,000 tranche of Debentures, and used the proceeds to purchase raw material.

The Debentures are due June 30, 2002 and accrue interest at 10% to be paid annually on each anniversary date of the issue. The Debentures are convertible into shares of the Company's Common Stock based on a formula setting the conversion price equal to 75% of the average three lowest closing bid prices for the Company's common stock as quoted by Bloomburg L.P. in the 20 trading days immediately preceding (i) the effective date of the financing agreement (July 11, 2000) or (ii) the conversion date of the Debentures, whichever is lower; however, the conversion price shall not exceed $0.90 per share. The agreed Debenture conversion price for the $675,000 principal amount of Debentures is $0.29125 per share.

Pursuant to the financing agreement, the Company issued to Thomson Kernaghan, as additional consideration for the issuance of the initial $600,000 tranche of Debentures, warrants to purchase 961,539 shares of the Company's Common Stock and also issued warrants to purchase 384,615 shares of the Company's common stock to the purchasers of the initial $600,000 tranche of Debentures.
In connection with the subsequent $75,000 tranche of Debentures, the Company issued to the purchasers of the $75,000 Debenture warrants to purchase 48,077 shares of the Company's common stock. The warrants are exercisable for five years at $0.39 per share. If additional Debentures are issued under the financing agreement, the Company will issue additional warrants to purchase the Company's common stock at $0.39 per share. The number of shares subject to such additional warrants shall be equal to 25% of the face amount of the additional Debentures divided by $0.39 per share.

The financing agreement required that the Company execute a registration rights agreement, binding the Company to prepare and file a registration statement with the Securities and Exchange Commission registering the shares of common stock issuable upon exercise of the warrants and upon conversion of the Debentures, and to increase the number of its authorized but outstanding shares of common stock to accommodate the exercise of the warrants and conversion of the Debentures.

In connection with the sale of $675,000 tranche of Debentures pursuant to the Thomson Kernaghan financing agreement, the Company contractually committed to reserve for issuance to Debenture holders and warrant holders and to contingently issue and deliver to an escrow certificates for 4,870,625 shares of common stock (consisting of 100% of the warrant shares and 150% of the conversion shares calculated as if the conversion date were July 11, 2000).


During the first six months of 2000, the Company the took the following additional actions to minimize its losses, conserve its cash flow, and improve its financial condition:

      * Restructured its sales department, reducing overall staffing expenses

      *     Refinanced a long-term note payable with a bank

      * Negotiated an abatement of property taxes due an Idaho county

      * Negotiated a reduction in the "holdback" retainage on an accounts receivable factoring agreement

      * Obtained additional advances from the Company's President in the amount of $71,243

      * Increased production from its old Thompson Falls slag pile to decrease raw material costs



In 1996, the Yellow Jacket operation was put on a care-and-maintenance basis after a long history of operating losses. During the second quarter of 1999, the Company terminated its exploration efforts at the Yellow Jacket, and began reclamation activities. While the Yellow Jacket reclamation currently continues to consume the Company's resources, management anticipates that additional financial resources will be available when reclamation activities
are final, sometime in 2001.      See "Environmental Matters".

The Company has reduced its long-term debt by settling (i) a lawsuit brought by a former director, Walter L. Maguire, to collect on outstanding debentures and (ii) indebtedness to the Estate of Bobby C. Hamilton arising out of a profit-sharing agreement. Two of the Company's five principal competitors have ceased production of antimony products leading to growth in the Company's market share in sales of antimony products; and margins on the Company's antimony products have increased as antimony metal prices recently rebounded from historical lows. The Company is nearing substantial completion of reclamation activities at its mining properties, which will free up substantial cash for other purposes, including expansion of product lines and development of alternative sources of antimony metal. Although management is optimistic that the Company will be able to achieve profitable operations and meet its financial obligations, there can be no assurance that it will do so.

Significant financial commitments for future periods will include:

      *     Servicing notes payable to lender.

      * Keeping current on property, payroll, and income tax liabilities and accounts payable.

      * Fulfilling responsibilities with environmental, labor safety and securities regulatory agencies.

The Company may offer additional shares of its common stock for sale to fund operations and reduce liabilities, although it has no present plans to do so.




                            DESCRIPTION OF PROPERTY

Antimony Division. The Registrant's principal plant and mine are located in the Burns Mining District, Sanders County, Montana, approximately 15 miles west of Thompson Falls, Montana. The Registrant holds 2 patented mill sites and 12 patented lode mining claims covering 192 acres. The lode claims are contiguous within two groups.

Antimony mining and milling operations were curtailed during 1983 due to continued declines in the price of antimony. The Company is currently purchasing foreign raw antimony materials and continues to produce antimony metal, oxide and sodium antimonate from its antimony processing facility near Thompson Falls, Montana.

Gold Division.
-------------

Yankee Fork Mining District.

Estes Mountain. The Estes Mountain properties consist of 2 patented lode mining claims in the Yankee Fork Mining District of Custer County, Idaho. These claims are located approximately 12 miles from the Company' former Preachers Cove Mill.

Preachers Cove Millsite. The Company had a 150-ton per day gravity and flotation mill located approximately 50 miles west of Challis, Idaho and 19 miles northeast of Stanley, Idaho on the Yankee Fork of the Salmon River at Preachers Cove. The mill also had a cyanide leach plant for the processing of concentrates into dore bullion. The plant has been dismantled and the property is nearing final reclamation.

Yellow Jacket Mining District. The Yellow Jacket property consisted of 12 patented and various unpatented lode mining claims located in the Yellow Jacket Mining District of Lemhi County, Idaho, approximately 70 miles southwest of Salmon, Idaho. In 1996, Company personnel determined that the existing mineral resource was not economical to mine without additional operating capital and an increase in current metals prices. Accordingly, production operations at the Yellow Jacket property were suspended and the mine placed on a care-and-maintenance status. Subsequent to 1996, the Company engaged in underground exploration activities at the property. During the second quarter of 1999, due to depressed precious metal prices and the absence of a discovery of mineralized material that could be economically mined, the company abandoned its leasehold interests in the Yellow Jacket property and began
final reclamation and closure activities.     (See "Description of
Business-Environmental Matters.")


                       DIRECTORS AND EXECUTIVE OFFICERS

                              Affiliation
Name                    Age   with Registrant              Expiration of Term
-----                   ---   ---------------              ------------------

John C. Lawrence        62    Chairman, President,         Annual meeting
                              Secretary,and Treasurer;
                              Director

Robert A. Rice          76    Director                     Annual meeting

Leo Jackson             59    Director                     Annual meeting


Business Experience of Directors and Executive Officers
-------------------------------------------------------

John C. Lawrence. Mr. Lawrence has been the President and a Director of the Company since its inception. Mr. Lawrence was the President and a Director of AGAU Mines, Inc., the predecessor of the Company, since the inception of AGAU Mines, Inc., in 1968. He is a member of the Society of Mining Engineers and a recipient of the Uuno Sahinen Silver Medallion Award presented by Butte Tech, University of Montana.

Robert A. Rice. Mr. Rice is a metallurgist, having been employed by the Bunker Hill Company, a wholly owned subsidiary of Gulf Resources and Chemical Corporation at Kellogg, Idaho, as Senior Metallurgist and Mill Superintendent until his retirement in 1965. Mr. Rice has been a Director of the Company since 1975.


Leo Jackson. Mr. Jackson is a resident of El Paso, Texas. For the past 15 years, he has been a principal owner and the President of Production Minerals, Inc., a company which has an indirect 25% interest in the stock of USAMSA. Mr. Jackson is the principal owner of Minera de Roja, S.A. de C.V., and has been involved in the production and marketing of industrial minerals such as fluorspar and celestite in the United States and Mexico for 25 years. Mr. Jackson speaks fluent Spanish and has a BBA degree from the Sul Ross State University in Texas. Mr. Jackson has been a Director of the Company since February 1999.

The Company is not aware of any involvement by its directors or executive officers during the past five years in legal proceedings that are material to an evaluation of the ability or integrity of such director or executive officer.


Board Meetings and Committees. The Company's Board of Directors held twelve (12) regular meetings during the 1999 calendar year. Each incumbent director attended at least 75% of the meetings held during the 1999 calendar year, in the aggregate, by the Board and each committee of the Board of which he was a member. The Company's Board of Directors does not have a Compensation Committee, an Audit Committee, or a Nominating Committee.

Board Member Compensation. The Company pays directors' fees in the form of 6,000 shares of Company's Common Stock per year per director. Directors are also reimbursed reasonable out-of-pocket expenses in connection with attending meetings.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section
16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers and the holders of 10% or more of the Company's

Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and stockholders holding more than 10% of the Company's common stock are required by the regulation to furnish the Company with copies of all Section 16(a) forms they have filed.

Based on information received by the Company, Mr. Lawrence timely filed a Form 4 report upon receipt of annual stock compensation;
Mr. Rice and Mr. Jackson have not timely filed a Form 4 upon receipt of annual stock compensation.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

A person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned.



The following tables set forth certain information, as of August 3, 2000, regarding beneficial ownership of the Company's stock by (1) each person who is known to the Company to own beneficially more
than 5% of any class of the Company's voting stock, and     (2) (a)
each director and each nominee for the election as a director of the Company, (b) each executive officer named in the Summary
Compensation Table set forth above       , and (c) all current
directors and current executive officers of the Company as a group. The information on beneficial ownership in the table and the footnotes thereto is based upon the Company's records and, in the case of holders of more than 5% of the Company's stock, the most recent Schedule 13D or 13F filed by each such person or entity and information supplied to the Company by such person or entity.
Unless otherwise indicated,    to the Company's knowledge     each
person has sole voting power and sole investment power with respect to the shares shown.

Security Ownership of Certain Beneficial Owners.  As of the close
of business on    August 3,     2000, based on information
available to the Company, the following persons own beneficially more than 5% of the outstanding voting securities of the Company:


                                                                       Percent
                  Name and Address of    Amount and Nature of          of
Title of Class    Beneficial owner       Beneficial Ownership          Class
--------------    -------------------    --------------------          -------

Common stock      The Maguire Family     1,501,898 (2)                  6.6(1)
                  and related entities
                  as a group             c/o Walter L. Maguire, Sr.
                                         P.O. Box 129
                                         Keller, VA  23401

Common stock      John C. Lawrence       2,717,450 (3)                 12.0(1)
                                         P.O. Box 643
                                         Thompson Falls, MT 59873

Common stock      The Dugan Family       2,239,517 (4)                  9.9(1)
                                         c/o A. W. Dugan
                                         1415 Louisiana Street, Suite 3100
                                         Houston, TX 77002

Common stock      Thomson Kernaghan      1,768,178 (5)                  7.8(1)
                  & Company Ltd.
                                         365 Bay Street
                                         Toronto, Ontario M5H 2V2


Preferred Series  A. Gordon Clark, Jr.   4,500 (6)                     100
A stock                                  2 Musket Trail
                                         Simsbury, CT 06070




Security Ownership of Management as of    August 3,     2000
-----------------------------------------------------


                                                                       Percent
                  Name of                Amount of                     of
Title of Class    Beneficial owner       Beneficial Ownership          Class
--------------    -------------------    --------------------          -------

Common stock      John C. Lawrence       2,717,450 (3)                 12.0
Common stock      Robert A. Rice           194,929 (7)                   .9
Common stock      Leo Jackson               35,700                       .1
                                         ---------                     ----
Common stock      All Directors and executive
                  officers as a group    2,948,079                     13.0
                                         =========                     ====


(1) Percent of ownership is based upon 22,619,644 shares of common stock and common stock equivalents (including shares subject to presently exercisable warrants, and $675,000 of debentures convertible at $0.29125 per share), 4,500 shares of Series A preferred stock, and 205,996 shares of Series C preferred stock outstanding at August 3, 2000. The Company's 750,000 outstanding shares of nonvoting Series B Preferred Stock are not included in the calculation of the percentage ownership of voting stock.

(2) Includes 1,007,843 shares owned by the Maguire Foundation; 129,000 shares owned by Walter L. Maguire, Sr.; 45,500 shares owned by Walter L. Maguire, Trustee; 219,555 shares owned by Walter L. Maguire, Jr.; and warrants issued to donees of Walter L. Maguire, Sr. to purchase 100,000 shares of common stock. Excludes 1,003,409 shares owned by the 1934 Maguire Trust.

(3) Includes 2,311,640 shares of common stock and warrants to purchase 405,810 shares of common stock. Excludes 75,000 shares owned by Mr. Lawrence's sister, as to which Mr. Lawrence disclaims beneficial ownership.

(4) Includes 316,667 shares owned by Al Dugan; 183,333 shares owned by Lydia Dugan; 60,000 shares owned by Joel and Ellen Dugan; 1,331,440 shares, in the aggregate, owned by companies owned and controlled by Al Dugan; and warrants issued to Mr. Dugan to purchase 348,077 shares of common stock.

(5) Includes 150,000 shares of common stock and 1,768,178 shares issuable upon conversion of debentures at $0.29125 per share and/or upon exercise of related warrants. Excludes 1,943,649 shares of common stock issuable upon conversion of debentures at $0.29125 per share and/or upon exercise of related warrants: Thomson Kernaghan disclaims beneficial ownership of these shares based on a restriction in the financing agreement which prohibits Thomson Kernaghan from beneficially owning at any time more than 9.9% of the issued and outstanding common stock of the Company determined on an undiluted basis (which is equivalent to 7.8% of the outstanding shares on a fully diluted basis). If not for this contractual restriction, Thomson Kernaghan would beneficially own 3,861,827 shares (or 17.1% of the outstanding shares on a fully diluted basis), including 150,000 shares of common stock; 2,317,597 shares issuable upon conversion of debentures at $0.29125 per share; and warrants to purchase 1,394,230 shares.

(6) The outstanding Series A and C preferred shares carry voting rights.

(7)   Includes warrants to purchase 3,101 shares of common stock.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are transactions during the last two years to which the Company is a party and in which any Company director or executive officer or any beneficial owner of ten percent (10%) or more of any class of the Company's voting securities or certain relatives of the Company's directors, executive officers or ten percent (10%) beneficial owners has a direct or indirect material interest. See also transactions described in notes 4, 7, 8, 10 and 13 to the Company's Financial Statements as of December 31, 1999.

On August 28, 2000, the Company authorized the issuance of 21,611 shares of common stock to John C. Lawrence, a director and the Chief Executive Officer of the Company, and 934 shares of common stock to Robert A. Rice, a director. Mr. Lawrence and Mr. Rice were entitled to receive these shares upon conversion of Series C Preferred Stock in 1999. These shares were not issued at the time of conversion because the Company's calculation of the number of conversion shares inadvertently failed to account for the impact of certain antidilution provisions of the Series C preferred stock, which were triggered by the Company's issuance of common stock for less than the Series C conversion price. These shares are being issued retroactively to the date of conversion of the Series C Preferred Stock, August 5, 1999. The adjusted conversion price was $0.5419 per share.

John C. Lawrence, a director and the Chief Executive Officer of the Company, advanced the Company $141,243, in the aggregate, in June and July 2000. The advances were made in consideration of the Company's agreement to issue 10% convertible debentures and warrants on the same terms as the debentures and related warrants issued to Thomson Kernaghan. See Management Discussion and Analysis - Financial Condition and Liquidity at June 30, 2000.

Leo Jackson, a director of the Company, is a principal owner and president of Production Minerals, Inc., a company which indirectly owns 25% of the stock of USAMSA. The Company owns 50% of the stock of USAMSA.

The Company reimburses John C. Lawrence, a director and the Chief Executive Officer of the Company, for operational and maintenance expenses incurred in connection with the Company's use of certain equipment owned by Mr. Lawrence, including welding trucks, backhoes, and an aircraft. See note 7 to the 1999 Financial Statements.

On August 25, 2000, the Company sold 257,111 shares of its common stock to Al Dugan, a stockholder and accredited investor, for $0.29125 per share or $75,000 and issued to Mr. Dugan warrants exercisable at $0.39 per share to purchase 48,077 shares of common stock. The warrants expire August 25, 2002.

On July 12, 2000, the Company sold 100,000 shares of its common stock to Nortex Corporation, a company controlled by Al Dugan, a stockholder and accredited investor, for cash totaling $25,000, or $0.25 per share.

On March 17, 2000, the Company issued to Thomson Kernaghan & Company, Ltd., which subsequently has become the beneficial owner of more than five percent of the Company's common stock, 150,000 shares of registered common stock pursuant to the Company's 2000 Stock Plan for Key Employees, in consideration of financial consulting services including the preparation and analysis of the Company's financial condition and financing options.

On March 16, 2000, the Company issued 100,000 shares of its common stock to Al Dugan, a stockholder and accredited investor, for cash totaling $25,000, upon exercise of previously granted warrants to purchase common stock for $0.25 per share.

On February 2, 2000, the Company sold 125,000 shares of its common stock to Delaware Royalty Company, Inc., a company controlled by Al Dugan, a stockholder and accredited investor, for cash totaling
$50,000 or $0.40 per share.

On January 3, 2000, the Company agreed to issue to Al Dugan, a principal shareholder, warrants to purchase 300,000 shares of the Company's common stock in consideration of financial consulting services rendered by Mr. Dugan. The warrants are exercisable at $0.25 per share and expire January 25, 2003.

Effective December 31, 1999, the Company issued 6,000 shares of common stock to each of the three directors of the Company for services provided to the Company. These shares were valued at $2,160 or $.12 per share.

On November 9, 1999, the Company issued 790,909 shares of common stock to the Walter L. Maguire 1935-1 Trust in connection with the settlement of litigation brought by the Trust. Walter L. Maguire, Sr., a stockholder and former director of the Company, was a beneficiary of the Trust. The settlement resulted in discharge of the Company's obligations to the Trust under certain subordinated convertible debentures and convertible debentures totaling $682,397, including principal and interest.

On March 29, 1999, the Company issued stock bonuses aggregating
20,000 shares of common stock to employees of the Company. The shares were valued at $2,600 or $0.13 per share.

Effective December 31, 1998, the Company issued 25,000 shares of common stock to Robert A. Rice, a director of the Company, in exchange for a $5,000 note receivable from Mr. Rice. The note was satisfied in 1999 when Mr. Rice transferred to the Company certain equipment having a fair market value equal to the amount of the note.

On December 31, 1998, the Company issued 23,491 shares of common stock to Mike Price in consideration of construction services provided by Mr. Rice, who is the grandson of Robert A Rice, a director of the Company.

                            EXECUTIVE COMPENSATION

Summary Compensation Table. The Securities and Exchange Commission requires the following table setting forth for fiscal years ending December 31, 1999, 1998 and 1997, the compensation paid by the Company to its principal executive officer.


                                         Annual Compensation
--------------------------------------------------------------------------------
                                                           Other Annual
Name and Principal Position   Year  Salary     Bonus       Compensation (1)
--------------------------------------------------------------------------------

John C. Lawrence, President   1999  $72,000(2) N/A         $4,154
John C. Lawrence, President   1998  $72,000    N/A         $4,154
John C. Lawrence, President   1997  $72,000    N/A         $4,154



                                         Long-Term Compensation
--------------------------------------------------------------------------------
                              Awards                 Payouts
                              ---------------------- --------------------------
                              Restricted Securities
                              Options/   Underlying  All Other   All Other
Name and Principal Position   Awards (3) LTIP SARs   Payouts     Compensation
--------------------------------------------------------------------------------

John C. Lawrence, President   $720       None        None        None
John C. Lawrence, President   $844       None        None        None
John C. Lawrence, President   $855       None        None        None



(1)   Represents earned but unused vacation.
(2)   Increased to $96,000 beginning August 1, 2000.
(3) These figures represent the fair values, as of the date of issuance, of the annual Director's fee payable to Mr. Lawrence in the form of 6,000 shares of Company's restricted Common Stock.



Warrant Grants in the Last Fiscal Year. The following table sets forth certain information regarding stock options granted to the named executive officers during the fiscal year ended December 31, 1999. No stock appreciation rights were granted to these individuals during such year.


                  Number of              Percent
                  Securities             of Total
                  Under-                 Options     Exercise
                  lying                  Granted to  or
                  Options     Grant      Employees   Base        Expiration
Name              Granted     Date       Fiscal Year Price       Date
-----             -------     -----      ----------- --------    ----------
John C.           250,000     March 29,  100%        $0.25       March 29,
Lawrence                      1999                   per share   2002



Directors' Compensation. Our directors do not receive cash compensation for attending Board of Directors meetings, but each director receives 6,000 shares of Company's common stock annually.


                               LEGAL PROCEEDINGS

There are no material legal proceedings to which we are currently a party or to which our property is subject.


                     INTEREST OF NAMED EXPERTS AND COUNSEL


No "expert", as that term is defined pursuant to Regulation S-B,
Item 509(a), or "counsel", as that term is defined pursuant to Regulation S-B, Item 509(b), was hired on a contingent basis, or will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company, at any time prior to the date of this Prospectus.

The Financial Statements of the Company which are included in this Prospectus have been audited by DeCoria, Maichel & Teague P.S. of Spokane, Washington as stated in their report on the Company's 1999 year-end Financial Statements appearing in this Prospectus under the caption "Financial Statements". The Financial Statements have been included in this Prospectus in reliance on the auditors' report given their authority as experts in accounting and auditing.

Hawley Troxell Ennis & Hawley LLP, a Boise, Idaho law firm, has passed upon certain legal matters relating to the offering of the Company's common stock, including the validity of the shares of common stock being offered pursuant to this Prospectus.


             DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT VIOLATIONS

In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising pursuant to the Securities Act of 1933 is contrary to public policy and, therefore, unenforceable.


                      WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (SEC). In addition, we have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to our common stock offered in this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and its exhibits and schedules. With respect to statements contained in this Prospectus as to the contents of any contract or other document, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by that reference.

You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC Public
Reference Room:

                              450 Fifth Street, N.W.
                              Room 1024
                              Washington, D.C.  20549

You can call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Copies of our filings with the SEC are also available to the public through the SEC's
Internet website at http:\\www.sec.gov.

                             FINANCIAL STATEMENTS

    Report of Independent Accountants

The Board of Directors and Stockholders of
  United States Antimony Corporation


We have audited the accompanying consolidated balance sheets of United States Antimony Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United States Antimony Corporation and subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has negative working capital, an accumulated deficit and total stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/DECORIA, MAICHEL & TEAGUE P.S.
---------------------------------



Spokane, Washington
March 11, 2000

United States Antimony Corporation and Subsidiary
Consolidated Balance Sheets
December 31, 1999 and 1998

                                               1999              1998
                                    ASSETS
Current assets:
  Restricted cash                              $        227      $       221
  Inventories                                       276,599          365,398
  Accounts receivable, less allowance
  for doubtful accounts of $50,000                   60,205
                                               ------------      -----------
      Total current assets                     $    337,031      $   365,619

Properties, plants and equipment, net               452,505          515,392
Restricted cash for reclamation bonds               178,986          178,986
                                               ------------      -----------
      Total assets                             $    968,522      $ 1,059,997
                                               ============      ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Checks issued and payable                    $     45,544      $    31,089
  Accounts payable                                  467,596          256,373
  Accrued payroll and property taxes                263,667          168,482
  Accrued payroll and other                          97,751           61,999
  Judgments payable                                  40,645          164,084
  Accrued interest payable                           14,640          348,787
  Due to related parties                             42,841           37,635
  Notes payable to bank, current                    160,395          160,017
  Note payable to Bobby C. Hamilton, current         87,596           31,398
  Debentures payable                                                 335,000
  Accrued reclamation costs, current                256,000          222,453
                                               -------------     -----------
      Total current liabilities                $  1,476,675      $ 1,817,317

Notes payable to bank, noncurrent                   165,570          106,793
Note payable to Bobby C. Hamilton, noncurrent     1,450,785        1,564,161
Accrued reclamation costs, noncurrent                58,687          280,819
                                               -------------     -----------
      Total liabilities                        $  3,151,717      $ 3,769,090
                                               -------------     -----------
Commitments and contingencies (Notes 1 and 14)

Stockholders' deficit:
  Preferred stock, $.01 par value,
  10,000,000 shares authorized:
    Series A: 4,500 shares issued
      and outstanding (liquidation
      preference $105,750)                               45               45
    Series B: 750,000 shares issued
      and outstanding (liquidation
      preference $795,000)                            7,500            7,500
    Series C: 205,996 and 2,560,762 shares
      issued and outstanding (liquidation
      preference $113,281)                            2,060           25,608
  Common stock, $.01 par value,
  20,000,000 shares authorized;
  16,900,252 and 13,425,925 shares
  issued and outstanding                            169,003          134,259
  Additional paid-in capital                     14,289,947       14,079,260
  Accumulated deficit                           (16,651,750)     (16,955,765)
                                               ------------      -----------
      Total stockholders' deficit                (2,183,195)      (2,709,093)
                                               ------------      -----------
      Total liabilities and
      stockholders' deficit                    $    968,522      $ 1,059,997
                                               ============      ===========


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Consolidated Statements of Operations
for the years ended December 31, 1999 and 1998

                                               1999              1998
Revenues:
  Sales of antimony products and other         $  4,710,278      $ 3,142,776

  Cost of antimony production                     4,329,301        2,747,880
                                               ------------      -----------
Gross profit                                        380,977          394,896
                                               ------------      -----------

Other operating expenses:
  Exploration and evaluations                        53,985          164,871
  Care and maintenance - Yellow Jacket property     146,882          197,851
  General and administrative                        400,432          307,554
                                               ------------      -----------
                                                    601,299          670,276
                                               ------------      -----------

Other (income) expense:
  Gain from accrued reclamation costs adjustment     (70,000)
  Gain from accounts payable adjustment             (16,440)
  Interest expense                                  185,985          216,317
  Interest income and other                         (12,190)         (23,270)
                                               ------------      -----------
                                                     87,355          193,047
                                               ------------      -----------

Loss before extraordinary item                     (307,677)        (468,427)
Extraordinary gain on conversion of debts
  to common stock                                   611,692
                                               ------------      -----------
Net income (loss)                              $    304,015      $  (468,427)
                                               ============      ===========
Basic net income (loss) per
share of common stock
  Before extraordinary item                    $      (0.02)
  Extraordinary item                                   0.04
                                               ------------
  Net income (loss)                            $       0.02      $     (0.04)
                                               ============      ===========

Diluted net income (loss) per share
of common stock
  Before extraordinary item                    $      (0.02)
  Extraordinary item                                   0.04
                                               ------------
  Net income (loss)                            $       0.02      $     (0.03)
                                               ============      ===========
Basic weighted average shares outstanding        14,597,917       13,309,379
                                               ============      ===========

Diluted weighted average shares outstanding      14,837,976       15,904,204
                                               ============      ===========


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Consolidated Statements of Cash Flows
for the years ended December 31, 1999 and 1998

                                               1999              1998

Cash flows from operating activities:
  Net income (loss)                            $    304,015      $  (468,427)
  Adjustments to reconcile net income
  (loss) to net cash provided by operations:
      Depreciation                                  130,714          157,812
      Write off of capitalized start-up costs         8,590
      Extraordinary gain on conversion of
        debts to common stock                      (611,692)
      Gain from accrued reclamation costs
        adjustment                                  (70,000)
      Gain from accounts payable adjustment         (16,440)
      Provision for doubtful accounts                50,000
      Issuance of common stock to directors
        as compensation                               2,160            1,687
      Issuance of common stock to employees
        as compensation                               2,600            3,289
      Issuance of common stock for services          10,000
            Restricted cash                              (6)          15,059
            Accounts receivable                    (110,205)
            Inventories                              88,799           97,884
            Prepaid expenses                          7,727
            Accounts payable                        228,863          131,291
            Accrued payroll and property taxes       95,185           49,681
            Accrued payroll and other                35,752           18,292
            Judgments payable                        11,780           21,147
            Accrued interest payable                 13,250           28,500
            Payable to related parties                5,206            5,928
            Accrued reclamation costs              (118,585)         (53,272)
                                               ------------      -----------
              Net cash provided by
              operating activities                   59,986           16,598
                                               ------------      -----------
Cash flows from investing activities:
  Purchase of properties, plants
  and equipment                                     (76,417)         (31,182)
                                               ------------      -----------
              Net cash used in investing
              activities                            (76,417)         (31,182)
                                               ------------      -----------
Cash flows from financing activities:
  Proceeds from issuance of common
  stock and warrants                                                  75,000
  Proceeds from new borrowings                      259,484          190,050
  Payments on notes payable to bank                (200,330)        (190,588)
  Change in checks issued and payable                14,455          (11,295)
  Payments on note payable to
  Bobby C. Hamilton                                 (57,178)         (48,583)
                                               ------------      -----------
              Net cash provided by
              financing activities                   16,431           14,584
                                               ------------      -----------
Net decrease in cash                                      0                0
Cash, beginning of year                                   0                0
                                               ------------      -----------
Cash, end of year                              $          0      $         0
                                               ============      ===========


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Consolidated Statements of Cash Flows, Continued:
for the years ended December 31, 1999 and 1998

                                               1999              1998

Supplemental disclosures:
  Cash paid during the year for interest       $    157,239      $   187,818
                                               ============      ===========
  Noncash financing activities:
      Common stock issued in exchange
        for note receivable                                      $     5,000
      Judgment payable converted to
        common stock                           $    144,339
      Debentures payable converted
        to common stock                             335,000
      Accrued debenture interest
        payable converted to common stock           347,397
      Series C preferred stock converted
        to common stock                              23,548


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Consolidated Statements of Changes in Stockholders' Deficit for the years ended December 31, 1999 and 1998


                                           Preferred Stock
                        ------------------------------------------------------
                                Series A                     Series B
                        ------------------------------------------------------
                        Shares         Amount        Shares        Amount
                        ----------     ---------     ----------    ----------
Balances, December
  31, 1997                   4,500     $      45        750,000    $    7,500
Issuance of stock
  for cash
Value attributed to
  issuance of warrants
Issuance of stock in
  exchange for services
Issuance of stock for
  note receivable
Issuance of stock to
  directors for
  compensation
Net loss
                        ----------     ---------     ----------    ----------
Balances, December
  31, 1998                   4,500            45        750,000         7,500

Issuance of stock
  for cash purchased
  by employees
Issuance of stock in
  exchange for services
Issuance of common
  stock for conversion
  of debts
Issuance of stock to
  employee for
  compensation
Issuance of stock to
  directors for
  compensation
Conversion of series
  C stock preferred
  stock to common
Net Income
                        ----------     ---------     ----------    ----------
Balances, December
  31, 1999                   4,500     $      45        750,000    $    7,500
                        ==========     =========     ==========    ==========


                             Preferred Stock
                        ------------------------
                                Series C                   Common Stock
                        ------------------------     ------------------------
                        Shares         Amount        Shares        Amount
                        ----------     ---------     ----------    ----------


Balances, December
  31, 1997               2,560,762     $  25,608     13,065,434    $  130,654
Issuance of stock
  for cash                                              300,000         3,000
Value attributed to
  issuance of warrants
Issuance of stock in
  exchange for services                                  23,491           235
Issuance of stock for
  note receivable                                        25,000           250
Issuance of stock to
  directors for
  compensation                                           12,000           120
Net loss
                        ----------     ---------     ----------    ----------
Balances, December
  31, 1998               2,560,762     $  25,608     13,425,925    $  134,259

Issuance of stock
  for cash purchased
  by employees                                            4,800            48
Issuance of stock in
  exchange for services                                  40,000           400
Issuance of common
  stock for conversion
  of debts                                            1,036,761        10,368
Issuance of stock to
  employee for
  compensation                                           20,000           200
Issuance of stock to
  directors for
  compensation                                           18,000           180
Conversion of series
  C stock preferred
  stock to common       (2,354,766)      (23,548)     2,354,766        23,548
Net Income
                        ----------     ---------     ----------    ----------
Balances, December
  31, 1999                205,996      $   2,060     16,900,252    $  169,003
                        ==========     =========     ==========    ==========


                                    Additional
                                    Paid in      Accumulated
                                    Capital      Deficit         Total
                                    -----------  ------------    ------------

Balances, December 31, 1997         $13,997,889  $(16,487,338)   $ (2,325,642)
Issuance of stock for cash               58,500                        61,500
Value attributed to issuance
  of warrants                            13,500                        13,500
Issuance of stock in exchange
  for services                           3,054                          3,289
Issuance of stock for note
  receivable                             4,750                          5,000
Issuance of stock to directors
  for compensation                       1,567                          1,687
Net loss                                             (468,427)       (468,427)
                                    -----------   ------------   ------------

Balances, December 31, 1998          14,079,260    16,955,765      (2,709,093)
Issuance of stock for cash
  purchased by employees                  1,152                         1,200
Issuance of stock in exchange
  for services                           9,600                         10,000
Issuance of common stock for
  conversion of debts                   195,555                       205,923
Issuance of stock to employee
  for compensation                       2,400                          2,600
Issuance of stock to directors
  for compensation                       1,980                          2,160
Conversion of series C stock
  preferred stock to common
Net Income                                            304,015         304,015
                                    -----------   ------------   ------------

Balances, December 31, 1999         $14,289,947  $(16,651,750)   $ (2,183,195)
                                    ===========  ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Notes to Consolidated Financial Statements

1.    Background of Company and Basis of Presentation:

      AGAU Mines, Inc., predecessor of United States Antimony Corporation ("USAC" or "the Company"), was incorporated in June 1968 as a Delaware Corporation to mine gold and silver. USAC was incorporated in Montana in January 1970 to mine and produce antimony products. In June 1973, AGAU Mines, Inc. was merged into USAC. In December 1983, the Company suspended its antimony mining operations when it became possible to purchase antimony raw materials more economically from foreign sources.

      The principal business of the Company has been the production and sale of antimony products. Up until the first quarter of 1999 the Company sold its products pursuant to a profit sharing agreement with affiliated chemical sales companies. On March 31, 1999, the company terminated the agreement and started selling its products independently.

      The Company had acquired 50% interest in United States Antimony, Mexico S.A. de C.V. ("USAMSA") to mine, mill and produce antimony metal and other related products from certain states in Mexico. At December 31, 1999, the Company had invested $111,088 in plant and equipment in Mexico.

      The financial statements have been prepared on a going concern basis which assumes realization of assets and liquidation of liabilities in the normal course of business. At December 31, 1999, the Company has negative working capital of approximately $1.14 million, an accumulated deficit of approximately $16.7 million and a total stockholders' deficit of approximately $2.2 million. These factors, among others, indicate that there is substantial doubt that the Company will be able to meet its obligations and continue in existence as a going concern. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

      To improve the Company's financial condition, the following actions have been initiated or taken by management:

      * In March 1999, the Company notified its sales affiliate, Basic Chemical Systems ("BCS"), that it was terminating certain operating agreements with BCS relating to the marketing and sales of antimony products. In connection with the cancellation, the Company began acting independently in the production and sale of antimony products.

      * During 1999 the Company procured financing from an accounts receivable factoring institution to supplement operating capital and fund its antimony product sales efforts.

      * In 1999 and 1998, the Company devoted substantial efforts to the research and development of new antimony products and applications. These efforts have resulted in advances in the Company's preparation, packaging, and quality of the antimony products it delivers to customers. The Company believes that it will be able to stay competitive in the antimony business and generate increasing profits because of these advances.

      * In 1999, the Company converted debts totaling $826,736 in principal and accrued interest into common stock of the company.

1.    Background of Company and Basis of Presentation,
Continued:

      * In 1998, the Company generated $75,000 through sales of 300,000 shares of unregistered common stock and warrants to existing shareholders. The Company plans to raise additional equity funding through additional stock sales in 2000. However, there can be no assurance that the Company will be able to successfully raise additional capital through the sale of its stock.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    Concentration of Risk:

      The Company purchases the majority of its raw antimony used in the production of finished antimony products from Chinese producers through metal brokers. If the supply of antimony from China is reduced, it is possible that the Company's antimony product operations could be adversely affected. During the years ended December 31, 1999 and 1998, 20% and 19%, respectively, of the Company's revenues from antimony products were from sales to one customer.

      Many of the Company's competitors in the antimony industry have substantially more capital resources and market share than the Company. Therefore, the Company's ability to maintain its market share can be significantly affected by factors outside of the Company's control.

      The Company's revenues from antimony sales are strongly influenced by world prices for such commodities, which fluctuate and are affected by numerous factors beyond the Company's control, including inflation and worldwide forces of supply and demand. The aggregate effect of these factors is not possible to accurately predict.

3.    Summary of Significant Accounting Policies:

      Principles of Consolidation

      The Company's consolidated financial statements also include the accounts of United States Antimony Montana ("USAM") a wholly owned subsidiary. Intercompany balances and transactions are eliminated in consolidation. The Company accounts for its investment interest in its 50% foreign-owned entity USAMSA by the equity method.

      Restricted Cash

      Restricted cash consists of cash held for investment in USAMSA and reclamation performance bonds.

      Inventories

      Inventories at December 31, 1999 and 1998, consisted of ownership in antimony metal, metal in process and finished goods that are stated at the lower of first-in, first-out cost or estimated net realizable value. Since the Company's inventory is a commodity with a sales value that is subject to world prices for antimony that are beyond the Company's control, a significant change in the world market price of antimony could have a significant effect on the net realizable value of inventories.

      Properties, Plants and Equipment

      Production facilities and equipment are stated at the lower of cost or estimated net realizable value and are depreciated using the straight-line method over their estimated useful lives (five to fifteen years). Vehicles and office equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives of three to five years. Maintenance and repairs are charged to operations as incurred. Betterments of a major nature are capitalized. When assets are retired or sold, the costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations.

      Management of the Company periodically reviews the net carrying value of all of its properties on a property-by-property basis. These reviews consider the net realizable value of each property to determine whether a permanent impairment in value has occurred and the need for any asset write-down. The Company considers current metal prices, cost of production, proven and probable reserves and salvage value of the property and equipment in its valuation.

      Management's estimates of metal prices, operating capital requirements and reclamation costs are subject to risks and uncertainties of change affecting the recoverability of the Company's investment in its properties, plants and equipment. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect management's estimate of net cash flows expected to be generated from its properties, and necessitate asset impairment write-downs.

      The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires that an impairment loss be recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on the estimated fair value of the asset if the asset is expected to be held and used.

      Reclamation and Remediation

      All of the Company's operations are subject to reclamation and closure requirements. Minimum standards for mine reclamation have been established by various governmental agencies. Costs are estimated based primarily upon environmental and regulatory requirements and are accrued and charged to expense over the expected economic life of the operation using the units-of-production method. The liability for reclamation is classified as current or noncurrent based on the expected timing of expenditures.
   Closure costs are not accrued for mines on a care-and-maintenance basis until, if and when a decision to close the mine is made.

      The Company accrues costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Costs of future expenditures for environmental remediation are not discounted to their present value. Such costs are based on management's current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations. The Company has restricted cash balances that have been provided to ensure performance of its reclamation obligations.

      Reclamation and Remediation, Continued:

      It is reasonably possible that, due to uncertainties associated with defining the nature and extent of environmental contamination, application of laws and regulations by regulatory authorities, and changes in remediation technology, the ultimate cost of remediation and reclamation could change in the future. The Company continually reviews its accrued liabilities for such remediation and reclamation costs as evidence becomes available indicating that its remediation and reclamation liability has changed.

      Income Taxes

      The Company records deferred income tax liabilities and assets for the expected future income tax consequences of events that have been recognized in its financial statements. Deferred income tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

      Revenue Recognition

      Sales of antimony products are recorded upon shipment to the customer.

      Income (Loss) Per Common Share

      The Company accounts for its income (loss) per common share according to the Statement of Financial Accounting Standards No. 128 ("SFAS No. 128,") "Earnings Per Share". Under the provisions of SFAS No. 128, primary and fully diluted earnings per share are replaced with basic and diluted earnings per share. Basic earnings per share is arrived at by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding, and does not include the impact of any potentially dilutive common stock equivalents. The diluted earnings per share calculation is arrived at by dividing net income (loss) by the weighted average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options, the conversion impact of convertible preferred stock, and shares issuable under warrants and other contracts.

      During 1999 and 1998, the Company had outstanding common stock warrants that were exercisable at prices higher than the average trading value of the Company's stock and, therefore, antidilutive. Accordingly, the warrants have no effect on the calculation of basic or diluted weighted average number of shares. At December 31, 1999 and 1998, the Company had 205,996 and 2,560,762, shares respectively, of Series C preferred stock that were outstanding. The Series C preferred stock is convertible into common stock of the Company and considered in the calculation of diluted weighted average number of shares outstanding during 1999 and 1998.

      Stock-Based Compensation

      The Company recognizes compensation expense for employees and directors awarded stock as compensation based upon the market value of stock awarded at the time of the award.

      Recent Accounting Pronouncements

      In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including
certain derivative instruments embedded in  other   contracts
(collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, however, earlier application of all of the provisions of this statement is encouraged as of the beginning on any fiscal quarter. The Company believes the adoption of this standard will not have a material impact its financial position or results of operations.

      In April 1998, Statement of Position 98-5 ("SOP   98-5"),
"Reporting on the Costs of Start-up Activities" was issued. SOP 98-5 provides guidance on the financial reporting of start-up costs
and organizational    costs. It requires costs of start-up
activities and organizational costs to be expensed as incurred. During 1999, the Company expensed $8,590 of organizational costs that had previously been capitalized relating to its investment in USAMSA. No cumulative effect of a change in accounting principle was recognized, however, due to the immateriality of the amount.
If a cumulative effect had been recognized, accumulated deficit at December 31, 1998 would have been increased by $8,590.

4.    Sales of Accounts Receivable:

      The Company sells the majority of its accounts receivables to a company pursuant to the terms of a factoring agreement entered into on March 30, 1999. According to the terms of the agreement the receivables are sold with full recourse and the Company assumes all risks of collectibility. The performance of all obligations and payments to the factoring company is personally guaranteed by John C. Lawrence, the Company's president and director. As consideration for Mr. Lawrence's guarantee, the Company granted a mortgaged security interest to Mr. Lawrence collateralized by the Company's real and personal property. In addition, Mr. Lawrence was granted 250,000 warrants to purchase common stock of the Company exercisable at $0.25 per share (See Note 10).

      The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of all trade receivables. The allowance for doubtful accounts was $50,000 at December 31, 1999. The factoring agreement requires that the Company pay 4% of the face amount of the receivables sold up to $1,200,000, and 2% of the face amount of receivables sold thereafter as a financing fee. Financing fees paid by the Company during the year ended December 31, 1999 totaled $106,742 and were recorded in the cost of antimony production. At December 31, 1999, net accounts receivable of $3,909,774 had been sold under the agreement, and were reflected as reductions of accounts receivable. Proceeds from the sales were used to fund inventory purchases and operating expenses. The agreement is for a term of one year with automatic renewal for additional one-year terms. The Company's sales of accounts receivable qualify as sales under the provisions of Statement of Financial Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

5.    Properties, Plants and Equipment:

      The major components of the Company's properties, plants and equipment at December 31, 1999 and 1998 were as follows:


                                               1999              1998


            Gold mill and equipment(1)         $   37,890        $    37,890
            Gold mining equipment(1)            1,265,392          1,265,392
            Antimony mining buildings
              and equipment(2)                    168,746            168,746
            Antimony mill and equipment(2)        518,190            518,190
            Chemical processing and
              office buildings                    255,447            225,313
            Chemical processing equipment         852,811            837,256
            USAMSA(3) plant and equipment         111,088             99,098
            Other                                  76,955             66,807
                                               ----------        -----------
                                                3,286,519         3,218,692
Less accumulated depreciation and depletion     2,834,014        (2,703,300)
                                               ----------        -----------
                                               $  452,505        $  515,392
                                               ==========        ===========


(1) The Company has removed the mill at Yankee Fork and some of the mining and milling equipment as part of the reclamation process. Substantially all of the remaining assets are fully depreciated.

(2) At December 31, 1999 and 1998, substantially all of these assets are fully depreciated and the antimony milling buildings and equipment are idle.

(3) Amount represents the Company's expenditures for USAMSA plant and equipment located in Mexico (see Note 1).

6.    Judgments Payable:

      At December 31, 1999 and 1998, the Company owed the following judgments payable:

                                               1999              1998

Internal Revenue Service in collection
of former legal counsel's
  Bankruptcy estate                            $  40,645(1)      $   37,986
Geosearch, Inc. (see Note 10)                                       126,098
                                               ---------         ----------
                                               $  40,645         $  164,084
                                               =========         ==========


      (1)   Includes interest at the Federal Judgment Rate, which
approximated 6       % during 1999 and 1998. The amount is
collateralized by certain equipment.

7.    Due to Related Parties:

      Amounts due to related parties at December 31, 1999 and 1998 were as follows (see Note 13).

                                               1999              1998

Entity owned by John C. Lawrence, president
  and director                                 $    788          $   2,227
John C. Lawrence, president and director          7,340              2,485
Walter L. Maguire, Jr., a former director (1)    34,713             32,923
                                               --------          ---------
                                               $ 42,841          $  37,635
                                               ========          =========


      (1) Interest accrues on the original principal balance advanced at 10% per annum.

Transactions affecting the payable to Mr. Lawrence during 1999 and 1998 were as follows:

                                               1999              1998

Balance, beginning of year                     $  2,485          $     -0-
Equipment rental charges                         30,616             38,865
Payments                                        (25,761)           (36,380)
                                               --------          ---------
Balance, end of year                           $  7,340          $   2,485
                                               ========          =========


8.    Notes Payable to Bank:

Notes payable to First State Bank of Thompson Falls, Montana
("First State Bank") at December 31, 1999 were as follows:

Five-year term note bearing interest at 10.5%;
payable monthly equal to 1.5% of receipts from
all Company sales, up to $5,375 per month; due in
full April 2, 2004; collateralized by certain
equipment and patented and unpatented mining claims
in Sanders County, Montana; personally guaranteed
by John C. Lawrence, (president and director).                   $210,116

Note payable under a $50,500 revolving line-of-credit
agreement bearing interest at 10.5%; collateralized
by certain equipment and patented and unpatented
mining claims in Sanders County, Montana; principal
and accrued interest due at maturity on April 2, 2000;
personally guaranteed by John C. Lawrence.                         34,259

Note payable under a $85,050 revolving line-of-credit
agreement bearing interest at 11%; collateralized
by certain equipment and patented and unpatented
mining claims in Sanders County, Montana; principal
and accrued interest due at maturity on February
15, 2000; personally guaranteed by John C. Lawrence.               71,342

Note payable under a revolving line-of-credit
agreement bearing interest at 11%; collateralized
by certain equipment and patented and unpatented
mining claims in Sanders County, Montana; principal
and interest due at maturity on January 2, 2000;
personally guaranteed by John C. Lawrence.                         10,248
                                                                 --------

      Total                                                       325,965
      Less current portion                                        160,395
                                                                 --------
      Noncurrent portion                                         $165,570
                                                                 ========

Based on the interest rates in effect at December 31, 1999, principal payments on the notes payable to bank are due as follows:


            Year Ending
            December 31,
            ------------

            2000              $160,395
            2001                49,455
            2002                54,905
            2003                61,210
                              --------
                              $325,965
                              ========

9.    Note Payable to Bobby C. Hamilton:

      The Company owed Bobby C. Hamilton ("Hamilton"), a stockholder, an unsecured note payable of $1,538,381 and $1,595,559 at December 31, 1999 and 1998, respectively. The obligation arose from the settlement of litigation brought against Hamilton by the Company in 1995. The original terms for repayment of the note included the payment of principal and interest at 7.5% per annum equal to 10% of the gross sales of the Company's operations, with a minimum total annual payment of principal and interest of $150,000.

      In April 1999, the Company renegotiated the repayment terms such that the note is payable equal to 4% of the gross sales of the Company's operations with a minimum total annual payment of principal and interest of $200,000. Based on the minimum annual payment requirement, principal payments on the Hamilton note payable are due as follows:

            Year Ending
            December 31,
            ------------

            2000              $   87,596
            2001                  94,396
            2002                 101,724
            2003                 109,622
            2004                 118,132
            Thereafter         1,026,911
                              ----------
                              $1,538,381
                              ==========

      Interest expense paid to Hamilton, a stockholder, during the years ended December 31, 1999 and 1998 was $117,755 and $127,957 respectively.

10.   Stockholders' Deficit:

      Stock Warrants

      The Company's Board of Directors has the authority to issue incentive stock warrants for the purchase of common stock to directors and employees of the Company. The Company has also issued warrants in exchange for services rendered the Company and in settlement of certain litigation.

Transactions in stock warrants are as follows:

                              Number of                    Expiration
                              Warrants   Exercise Prices   Date
                              ---------  ---------------   ----------

Balance, December 31, 1997      894,356  $0.50-$0.80

Warrants issued in connection
with stock sale                 100,000  $0.50             (A)

Warrants issued in connection
with stock sale                 100,000  $0.25             (B)
                              ---------

Balance, December 31, 1998    1,094,356  $0.25-$0.80
Warrants issued to John C.
Lawrence, president and
director, in connection
with his personal guarantee
of a financing arrangement      250,000  $0.25             (C)

Warrants issued to a consultant as
compensation for services       100,000  $0.55             (D)

Warrants expired               (225,000) $0.50-$0.70

Balance, December 31, 1999    1,219,356  $0.25-0.80
                              =========  ===========


      (A) Of total warrants issued in these stock sales, 60,000 are exercisable on or before February 17, 2001, and 40,000 are exercisable on or before January 12, 2001.
      (B)   Warrants are exercisable on or before July 28, 2001.
      (C) Warrants are exercisable for as long as Mr. Lawrence personally guarantees certain company financing arrangements.
      (D)   Warrants are exercisable on or before August 30, 2002.

Issuance of Common Stock to Employees

      During 1999, the Company issued 20,000 shares of its unregistered common stock to employees in recognition of their service to the Company. The Company accounts for stock issued to employees as compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," and accordingly recognized compensation expense of $2,600 based on upon the fair value of the unregistered shares issued.

Issuance of Common Stock in Connection with Conversion of Debts

      In November 1999, the Company entered into a Settlement Agreement and Release of all Claims ("the Agreement") with Ronald Michael Meneo, Trustee of the Walter L. Maguire 1935-1 Trust ("the Trust") and Walter L. Maguire Sr., beneficiary of the Trust and stockholder and former director of the Company. The Agreement settled litigations brought by the Trust against the Company for default on certain of the Company's debentures held by the Trust and the resulting counterclaim against the Trust and Mr. Maguire by the Company. The Agreement called for the issuance of 790,909 shares of the Company's unregistered common stock to the Trust in exchange for the extinguishment of all indebtedness claimed owing to the Trust or Mr. Maguire.

      In connection with the issuance, the Company extinguished $335,000 of debenture principal and $347,397 of related accrued interest thereon. The Company recorded an extraordinary gain of $534,101 on the extinguishment based upon the value of the restricted shares issued at the time.

      In October 1999, the Company extinguished a debt due Geosearch, Inc., a former lessor of a mining interest to the Company, by issuing 245,852 shares of its unregistered common stock. The debt extinguished totaled $144,339 of principal and accrued interest. The Company recorded an extraordinary gain of $77,591 on the extinguishment based upon the value of the restricted shares issued at the time.

Issuance of Common Stock for Cash

      During 1998, the Company sold 300,000 shares of its unregistered common stock and warrants for $75,000. Of total stock sales made during the year ended December 31, 1998, the Company sold 200,000 shares of its unregistered common stock and warrants to Walter L. Maguire Sr. and parties related to him for $50,000. Mr. Maguire is a stockholder and was a director of the Company until December 31, 1998.

Issuance of Common Stock in Exchange for Services

      During 1999, the Company issued 40,000 shares of its unregistered common stock and 100,000 warrants to purchase shares of common stock at $0.55 per share until August 3, 2000, to a consultant in exchange for professional services rendered to the Company. These shares were valued at 75% of the market value of the stock at the time they were issued.

      During 1999, the Company issued 23,491 shares of its unregistered common stock to the grandson of Robert L. Rice, a director and stockholder, in exchange for services rendered to the Company. The shares were valued at 75% of the market value of the stock at the time they were issued, which approximated the value of the services rendered. The Company recognized the issuance during the year ended December 31, 1998, since the services were provided to the Company prior to that date.

Issuance of Common Stock for Note Receivable

      During 1998, the Company issued Robert L. Rice, a director and stockholder, 25,000 shares of its unregistered common stock in exchange for a $5,000 note receivable. The note was satisfied in
   1998     when Mr. Rice transferred certain equipment to the
company as payment (See Note 13).

Preferred Stock

      The Company's Articles of Incorporation authorize 10,000,000 shares of $.01 par value preferred stock. Subject to amounts of outstanding preferred stock, additional shares of preferred stock can be issued with such rights and preferences, including voting rights, as the Board of Directors shall determine.

      During 1986, Series A restricted preferred stock was established by the Board of Directors. These shares are nonconvertible, nonredeemable and are entitled to a $1.00 per share per year cumulative dividend. Series A preferred stockholders have voting rights for directors only and a total liquidation preference equal to $45,000 plus dividends in arrears. At December 31, 1999, cumulative dividends in arrears amounted to $60,750, or $13.50 per share.

      During 1993, Series B restricted preferred stock was established by the Board of Directors and 1,666,667 shares were issued in connection with the final settlement of litigation related to the nonpayment of royalties under a sublease contract. The Series B preferred stock has preference over the Company's common stock and Series A preferred stock, has no voting rights and is entitled to cumulative dividends of $.01 per share per year.
In the event of dissolution or liquidation of the Company, the preferential amount payable to Series B restricted preferred stockholders is $1.00 per share plus dividends in arrears. No dividends have been declared or paid with respect to the Series B preferred stock. In 1995, 916,667 shares of Series B preferred stock were surrendered to the Company in connection with the settlement of litigation against Bobby C. Hamilton. At December 31, 1999, cumulative dividends in arrears were $45,000, or $0.06 per share.

      During 1997, the Company issued 2,560,762 shares of Series C preferred stock in connection with the conversion of certain debts owed by the Company. The rights, preferences, privileges and limitations of the Series C preferred shares issued upon conversion of debt are set forth below:

      Designation. The class of Convertible Preferred Stock, Series C, $0.01 par value per share, shall consist of up to 3.8 million shares of the Company.

      Optional Conversion. A holder of Series C preferred shares shall have the right to convert the Series C shares, at the option of the holder, at any time within 18 months following issuance, into shares of common stock at the ratio of 1:1, subject to adjustment as provided below.

      Voting Rights. The holders of Series C preferred shares shall have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of such Series C preferred shares.

      Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of Series C preferred shares shall be entitled to receive as a preference over the holders of common stock an amount per share equal to $0.55, subject to the preferences of the holders of the Company's outstanding Series A and Series B preferred stock.

      Preferred Stock, Continued:

      Registration Rights. Twenty percent (20%) of the underlying common stock issuable upon conversion of the Series C preferred shares shall be entitled to "piggyback" registration rights when, and if, the Company files a registration statement for its securities or the securities of any other stockholder.

      Redemption. The Series C preferred shares are not redeemable by the Company.

      Antidilution Provisions. The conversion price of the Series C shares shall be subject to adjustments to prevent dilution in the event that the Company issues additional shares at a purchase price less than the applicable conversion price (other than shares issued to employees, consultants and directors pursuant to plans and arrangements approved by the Board of Directors, and securities issued to lending or leasing institutions approved by the Board of Directors). In such event, the conversion price shall be adjusted according to a weighted-average formula, provided that a holder of Series C shares purchases his pro rata share of the securities being sold in the dilutive financing. The initial conversion price for the Series C shares is $0.55.

      Protective Provisions. The consent of a majority interest of the holders of Series C preferred shares shall be required for any action which (i) alters or changes the rights, preferences or privileges of the Series C shares materially and adversely; or (ii) creates any new class of shares having preference over or being on a parity with the Series C shares.

      During 1999, holders of 2,354,766 shares of Series C shares converted their shares into common stock of Company. At December
31, 1999, 205,996 shares of Series C preferred stock remained outstanding.

11.   Income Taxes:

The components of the deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:


                                    1999             1998

Net operating losses                $2,560,645       $2,646,065
Properties, plants and equipment        32,996           19,979
Reclamation costs                      106,993          171,112
Allowance for doubtful accounts         17,000
                                    ----------       ----------
Total deferred tax assets            2,717,634        2,837,156
Less valuation allowance            (2,717,634)      (2,837,156)
                                    ----------       ----------
                                    $        0       $        0
                                    ==========       ==========


      Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. Although the Company has significant deferred tax assets, principally in the form of net operating loss carryforwards, its ability to generate future taxable income to realize the benefit of these assets will depend primarily the attainment of a consistent level of overall profitability from operations.

      The market, capital and environmental factors associated with realizing this goal are considerable and uncertain. Therefore, management believes that a full valuation allowance of the net deferred tax assets is appropriate at December 31, 1999 and 1998. However, if estimates of future taxable income change, the valuation allowance could change in the future.

      The change in the valuation allowance for the years ended
December 31, 1999 and 1998 is as follows:


Balance, December 31, 1997                           $2,597,891
   Increase due to non-utilization of net operating loss
   carry forward                                        239,265
                                                     ----------

Balance, December 31, 1998                            2,837,156
   Decrease due to utilization of net operating loss
   carry forward                                       (119,522)
                                                     ----------
Balance, December 31, 1999                           $2,717,634
                                                     ==========

      During the year ended December 31, 1999, the Company utilized approximately $251,000 of net operating losses for federal income tax purposes.

      At December 31, 1999, the Company had the following regular tax basis net operating loss carryforward.

                  Expiring in
                  -----------

                  2000        $2,220,180
                  2001           916,998
                  2002           715,731
                  2003           866,362
                  2004           568,416
                  2005           715,049
                  2006           512,877
                  2007           154,235
                  2011           394,788
                  2018           466,672
                              ----------
                              $7,531,308
                              ==========

      At December 31, 1999, the Company had net operating loss carryforward for alternative minimum tax purposes of approximately $7.1 million.

12.   Loss Per Common Share:

      The following table presents a reconciliation of the numerators and denominators of the basic and diluted earnings per share ("EPS") computations for the years ended December 31, 1999 and 1998:


                                               1999
                              ------------------------------------------------
                                                           Per Share
                              Loss             Shares      Amounts
                              ----             ------      ---------
Basic EPS:                    $(307,677)       14,597,917  $(0.02)
Net loss before extra-
ordinary item

Effect of Dilutive Securities
Common stock warrants (1)
Series C preferred stock (2)                      240,059    Nil
                              ---------        ----------  ------
Diluted EPS:
Net loss before extra-
ordinary item                 $(307,677)       14,837,976  $(0.02)
                              ==========       ==========  =======

                                               1998
                              ------------------------------------------------
                                                           Per Share
                              Loss             Shares      Amounts
                              ----             ------      ---------

Basic EPS:                    $(468,427)       13,309,379  $(0.04)
Net loss before extra-
ordinary term

Effect of Dilutive Securities
Common stock warrants (1)
Series C preferred stock (2)                    2,594,825    0.01
                              ---------        ----------  ------
Diluted EPS:
Net loss before extra-
ordinary item                 $(468,427)       15,904,204  $(0.03)
                              ==========       ==========  =======


      (1) Common stock warrants totaling 1,219,356 and 1,094,356 outstanding during 1999 and 1998, respectively, were not included in the computation of diluted EPS at December 31, 1999 or 1998 because the various exercise prices of the warrants were greater than the average market price of the Company's common stock.

      (2) Series C preferred stock is convertible into common stock of the company on a share-for-share basis. The effect on the computation of diluted weighted average shares outstanding is based upon the potential conversion of the shares into common stock for the period of time the preferred shares were outstanding and the effect of Series C preferred stock anti-dilution provisions.

13.   Related-Party Transactions:

      In addition to transactions described in Notes 4, 7, 9, and 10 during 1999 and 1998, the Company had the following transactions with related parties:

      * During 1999 and 1998, the Company issued 18,000 shares of its unregistered common stock to certain members of the Board of Directors for their duties as directors. The issuance represented an award of 6,000 shares per year per director eligible to receive the award. The issuances have been recorded in the consolidated financial statements as if they were issued in the year they were earned. The stock awards were recorded as compensation expense (director's fees) based upon the estimated value of the stock at the date of issuance.

      * At December 31, 1999, the Company owed Walter L. Maguire, Jr., a stockholder and former director, $34,713 for amounts advanced to the Company by Mr. Maguire. Annual interest expense
related to these notes was  $1,790 for both 1999 and 1998.   In
1996, a company controlled by Mr. Maguire sold the Company packaging materials at a cost of $32,066. At December 31, 1999, the Company owed Mr. Maguire's company $5,497 (included in accounts payable), representing the unpaid balance on this purchase.

      * During 1998, Robert L. Rice, a director and stockholder, exchanged certain equipment for a $5,000 note receivable due the Company.

      * In February 1999, the Board of Directors nominated Leo Jackson to serve as a director in the place of Walter L. Maguire, Sr., who had resigned from the Board on December 31, 1998. Mr. Jackson is a stockholder of the Company and owns 31.4% of Production Minerals Inc., a company that has an indirect interest of 25% in the stock of USAMSA. (See Note 1)

14.   Commitments and Contingencies:

      Until 1989, the Company mined, milled and leached gold and silver in the Yankee Fork Mining District in Custer County, Idaho. The metals were recovered by a 150-ton per day gravity and flotation mill, and the concentrates were leached with cyanide to produce a bullion product at the Preachers Cove mill, which was located six miles north of Sunbeam, Idaho on the Yankee Fork of the Salmon River. In 1994, the U.S. Forest Service, under the provisions of the Comprehensive Environmental Response Liability Act of 1980 (CERCLA), designated the cyanide leach plant as a contaminated site requiring cleanup of the cyanide solution. The Company has been reclaiming the property and as of December 31, 1999, the cyanide solution discharge was complete, the mill removed, and a majority of the cyanide leach residue disposed of. In 1996, the Idaho Department of Environmental Quality requested that the Company sign a consent decree related to completing the reclamation and remediation at the Preachers Cove mill, which the Company signed in December 1996. The Company anticipates having reclamation at the property completed in 2000.

      The Company has accrued amounts on its balance sheet that it believes to be representative of future costs required to fully reclaim the property.

      The Company also has environmental remediation obligations at its antimony production facility near Thompson Falls, Montana and its abandoned gold mining property (Yellow Jacket) in Lemhi County, Idaho. The Company has accrued amounts on its balance sheet that it estimates will be adequate to fulfill these obligations at December 31, 1999. During 1999 substantial reclamation work was performed at both of these sites.


15.   Fair Value of Financial Instruments:

      The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

      The carrying amounts for cash, restricted cash, accounts receivable, accounts payable and accrued expenses are a reasonable estimate of their fair values. The fair value of amounts due to related parties and judgments payable approximate their carrying values of $42,841 and $40,645, respectively, at December 31, 1999, and $37,635 and $164,084, respectively, at December 31, 1998, based upon the contractual cash flow requirements.

      It is not practicable to estimate the fair value of the $1,538,381 note payable to Bobby C. Hamilton. The payments are based upon future revenues, which are uncertain. There are no similar financial instruments in the market to which the value can be compared.

United States Antimony Corporation and Subsidiary
Consolidated Balance Sheets
June 30, 2000 and December 31, 1999

                                               (Unaudited)
                                               June 30,          December 31,
                                               2000              1999
                                               ------------      -----------
                                    ASSETS
Current assets:
  Restricted cash                              $        230      $       227
  Inventories                                       220,189          276,599
  Accounts receivable, less allowance
  for doubtful accounts of $30,000 and $50,000       69,962           60,205
  Prepaid expenses                                    6,747
                                               ------------      -----------
      Total current assets                          292,128          337,031

Properties, plants and equipment, net               421,584          452,505
Restricted cash for reclamation bonds               171,816          178,986
Other assets                                        100,000
                                               ------------      -----------
      Total assets                             $    985,528      $   968,522
                                               ============      ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Checks issued and payable                    $     58,293      $    45,544
  Accounts payable                                  532,208          467,596
  Accrued payroll and property taxes                255,501          263,667
  Accrued payroll and other                          65,722           97,751
  Judgments payable                                  42,067           40,645
  Accrued interest payable                           14,640           14,640
  Due to related parties                            101,632           42,841
  Notes payable to bank, current                    146,876          160,395
  Note payable to Bobby C. Hamilton, current                          87,596
  Current debentures payable                        600,000
  Accrued reclamation costs, current                220,700          256,000
                                               ------------      -----------
      Total current liabilities                   2,037,639        1,476,675

Notes payable to bank, noncurrent                   232,935          165,570
Note payable to Bobby C. Hamilton, noncurrent                      1,450,785
Accrued reclamation costs, noncurrent                58,687           58,687
                                               ------------      -----------
      Total liabilities                        $  2,329,261      $ 3,151,717
                                               ------------      -----------
Commitments and contingencies

Stockholders' deficit:
  Preferred stock, $.01 par value,
  10,000,000 shares authorized:
    Series A: 4,500 shares issued
      and outstanding                                    45               45
    Series B: 750,000 shares issued
      and outstanding                                 7,500            7,500
    Series C: 205,996 shares issued
      and outstanding                                 2,060            2,060
  Common stock, $.01 par value,
  20,000,000 shares authorized;
  17,725,252 and 16,900,252 shares
  issued and outstanding                            177,252          169,003
  Additional paid-in capital                     14,595,323       14,289,947
  Accumulated deficit                           (16,125,913)     (16,651,750)
                                               ------------      -----------
      Total stockholders' deficit                (1,343,733)      (2,183,195)
                                               ------------      -----------
      Total liabilities and
      stockholders' deficit                    $    985,528      $   968,522
                                               ============      ===========


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Consolidated Statements of Operations
for the three and six-month periods ended June 30, 2000 and June 30, 1999 (Unaudited)



                        Three Months Ended           Six Months Ended
                        June 30,                     June 30,
                        --------------------------    -----------------------
                        2000           1999          2000         1999
                        -----------    -----------   -----------  ----------
Revenues:

Sales of antimony
  products and other    $ 1,190,413    $ 1,533,620   $ 2,363,463  $2,223,922
                        -----------    -----------   -----------  ----------

Antimony production
  costs                     995,888      1,089,553     1,844,043   1,076,928
Freight and delivery
  costs                     142,363        96,180        243,977      96,180
                        -----------    -----------   -----------  ----------
                          1,138,251      1,185,733     2,088,020   1,803,108
                        -----------    -----------   -----------  ----------

Gross profit                 52,162       347,887        275,443     420,814

Operating expenses:
      Care, maintenance,
       and reclamation-
       Yellow Jacket         50,105         4,906         77,906      43,770
      Exploration and
       evaluation-Yellow
       Jacket                              11,926                     45,198
      Sales expense          84,286        63,960        194,351      63,960
      General and
       administrative
       expenses              91,351        81,588        269,195     143,708
                        -----------    -----------   -----------  ----------
                            225,742       163,380        541,452     296,636
                        -----------    -----------   -----------  ----------
Other expenses (income):
      Gain from accrued
       reclamation costs
       adjustment                         (35,000)                   (35,000)
      Gain from accounts
       payable adjustment                                            (16,440)
      Accounts receivable
       factoring expense     24,827        52,012         49,288      52,012
      Interest expense       40,129        64,930         81,239     116,072
      Interest income        (2,507)       (2,311)        (4,647)     (4,657)
                        -----------    -----------   -----------  ----------
                             62,449        79,631        125,880     111,987
                        -----------    -----------   -----------  ----------
      Net income (loss)
       before extra-
       ordinary item       (236,029)      105,876       (391,889)     12,191

Extraordinary gain on
  settlement of debt        917,726                      917,726
                        -----------    -----------   -----------  ----------
Net income              $   681,697    $   105,876   $   525,837  $   12,191
                        ===========    ===========   ===========  ==========

Basic net income (loss)
  per share of common
  stock
      Before extra-
       ordinary item    $      (.01)                 $     (0.02)
      Extraordinary
       item                    0.05                         0.05
                        -----------    -----------   -----------  ----------
      Net income
       (loss)           $      0.04    $      0.01   $      0.03       Nil
                        ===========    ===========   ===========  ==========

Diluted net income
  (loss) per share of
  common stock
      Before extra-
       ordinary item    $      (.01)                 $     (0.02)
      Extraordinary
       item                    0.05                         0.05
                        -----------    -----------   -----------  ----------
      Net income
       (loss)           $      0.04    $      0.01   $      0.03       Nil
                        ===========    ===========   ===========  ==========

Basic weighted average
  shares outstanding     17,684,126     13,450,725    17,257,572  13,445,076
                        ===========    ===========   ===========  ==========

Diluted weighted average
  shares outstanding     17,684,126     16,045,550    17,257,572  16,039,901
                        ===========    ===========   ===========  ==========


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Consolidated Statements of Cash Flows
for the six-month periods ended June 30, 2000 and 1999 (Unaudited)

                                               June 30,          June 30,
                                               2000              1999
                                               ------------      -----------

Cash flows from operating activities:
  Net income                                   $    525,837      $    12,191
  Adjustments to reconcile net loss to
  net cash provided by (used in) operations:
      Depreciation                                   66,000           62,623
      Extraordinary gain on settlement of
        debt                                       (917,726)
      Provision for doubtful accounts               (20,000)
      Issuance of common stock for
        consulting services                          78,000
      Issuance of stock to employees as
        compensation                                                   1,050
      Gain from accrued reclamation costs
        adjustment                                                   (35,000)
      Gain from accounts payable adjustment                          (16,440)
      Change in:
            Restricted cash                              (3)              (1)
            Inventories                              56,410          (62,979)
            Accounts receivable                      10,243         (215,409)
            Prepaid expenses                         (1,747)
            Other assets                           (100,000)
            Accounts payable                         64,612          240,996
            Restricted cash for reclamation bonds     7,170
            Accrued payroll and property taxes       (8,166)          54,709
            Accrued payroll and other               (32,029)          11,887
            Judgments payable                         1,422            1,151
            Accrued debenture interest payable                        13,250
            Due to related parties                  (11,209)          (5,228)
            Accrued reclamation costs               (35,300)         (47,537)
                                               ------------      -----------
              Net cash provided by
              (used in) operations                 (316,486)          15,263
                                               ------------      -----------
Cash flows from investing activities:
  Purchase of properties, plant
  and equipment                                     (35,079)         (45,732)
                                               ------------      -----------
              Net cash used in investing
              activities                            (35,079)         (45,732)
                                               ------------      -----------
Cash flows from financing activities:
  Proceeds from issuance of common
  stock and warrants                                155,000
  Proceeds from sale of convertible debentures      600,000
  Advances from related party                        70,000
  Proceeds from notes payable to bank                53,846          250,000
  Payments on notes payable to bank                                 (199,960)
  Increase in checks issued and payable              12,749            9,030
  Payments on note payable to
  Bobby C. Hamilton                                (540,030)         (28,601)
                                               ------------      -----------
              Net cash provided by
              financing activities                  351,565           30,469
                                               ------------      -----------

Net change in cash                                        0                0
Cash, beginning of period                                 0                0
                                               ------------      -----------
Cash, end of period                            $          0      $         0
                                               ============      ===========

Supplemental disclosures:
  Cash paid during the period for interest     $     79,159      $    86,591
                                               ============      ===========

  Noncash financing activities:
  Common stock issued as settlement for debt   $     80,625
                                               ============


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Notes to Consolidated Financial Statements (UNAUDITED)

1.    Basis of Presentation:

      The unaudited consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information, as well as the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation of the interim financial statements have been included. Operating results for the six-month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2000. Certain consolidated financial statement amounts for the six-month period ended June 30, 1999, have been reclassified to conform to the 2000 presentation. These reclassifications had no effect on the net income or accumulated deficit as previously reported.

      During the second quarter of 2000, the Company began negotiations with the Estate of Bobby C. Hamilton to settle a note payable owed the Estate (see Financial Condition and Liquidity). Although the final closing of the settlement agreement did not take place until July 2000, the Company has adjusted the June 30, 2000 consolidated financial statements to reflect the settlement of debt, the extraordinary gain on the settlement, and the issuance of debentures and common stock relating to the settlement.

      For further information refer to the financial statements and footnotes thereto in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

2.    Commitments and contingencies:

      Until 1989, the Company mined, milled and leached gold and silver in the Yankee Fork Mining District in Custer County, Idaho. The metals were recovered by a 150-ton per day gravity and flotation mill, and the concentrates were leached with cyanide to produce a bullion product at the Preachers Cove mill, which is located nine miles north of Sunbeam, Idaho on the Yankee Fork of the Salmon River. In 1994, the U.S. Forest Service, under the provisions of the Comprehensive Environmental Response Liability Act of 1980 (CERCLA), designated the cyanide leach plant as a contaminated site requiring cleanup of the cyanide solution. In 1996, the Company signed a consent decree with the Idaho Department of Environmental Quality relating to completing the reclamation and remediation at the Preachers Cove mill. The Company believes the cleanup will be complete sometime by 2001.

3.    Income (loss)  per common share:

      The diluted share base for the six months ended June 30, 2000, excludes incremental shares relating to outstanding stock purchase warrants and shares convertible from debentures. These shares are excluded due to their antidilutive effect as a result of the Company's loss from continuing operations during the first six months of 2000.

      The following table presents a reconciliation of the numerators and denominators of the basic and diluted earnings per share ("EPS") computations for the six-month periods ended June 30, 1999.

                                    June 30, 1999
                                    -------------


                                    Income           Shares            Amounts
                                    -------          ------            -------
Basic EPS:
  Loss                              $12,191          13,445,076        Nil
  Series C preferred stock (1)                        2,594,825
                                    -------          ----------        -------
Diluted EPS:
  Loss                              $12,191          16,039,901        Nil
                                    =======          ==========        =======

(1) Series C preferred stock is convertible into common stock of the company on a share-for-share basis. The effect on the computation of diluted weighted average shares outstanding is based upon the potential conversion of the shares into common stock for the period of time the preferred shares were outstanding and the antidilutive provisions of the Series C shares.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS


Article X of the Company's Bylaws ("Bylaws") essentially adopts and incorporates the mandatory and permissive indemnification provisions of the Montana Business Corporation Act, specifically Montana Code Annotated Sections 35-1-451 through 458. The following discussion of the Bylaws and Sections 35-1-451 through 35-1-458 is only a summary and is qualified in its entirety by the full text of the Bylaws and the Montana statutes.

The Company is required to provide mandatory indemnification of reasonable expenses of a director or officer who is "wholly successful" in the defense of any proceeding to which he was a party because he is or was a director or officer. In addition, the Company is authorized to indemnify, to the fullest extent permitted by law, and (subject to receipt of the undertaking described below) to advance expenses to any person who is or was a director or officer of the Company, or was serving at the request of a director, officer, employee or fiduciary of the Company, against liabilities which may be incurred by such person by reason of (or arising in part from) such capacity. In the case of third-party claims, the Company is authorized to indemnify directors and officers against liability incurred by reason of being a director or officer and (subject to receipt of the undertaking described below) against expenses reasonably incurred in connection with any action, suit or proceeding seeking to establish such liability, if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. Similarly, in the case of actions by or in the right of the corporation, indemnification of reasonable expenses only is (subject to receipt of the undertaking described below) authorized if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. Indemnification is authorized with respect to any criminal action or proceeding where, in addition to satisfying the foregoing good faith and reasonable belief standards, the director or officer has no reasonable cause to believe that his conduct was unlawful. A director or officer is entitled to apply for court-ordered indemnification in view of all the relevant circumstances even if the director or officer did not meet the statutory standards of conduct or has been adjudged liable to the Company or to have improperly received a personal benefit.


The Company's authorization to advance an officer's or director's litigation expenses is conditioned on the officer or director furnishing an undertaking to repay the advance in the event it is determined that the acts of the officer or director were unauthorized or improper. The Company is permitted to procure liability insurance on behalf of an officer, director or employee.




ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration of the Shares of our common stock specified in this Prospectus and the issuance of those Shares to the Selling Shareholders. We will not pay any selling commissions or discounts allocable to sales of those Shares by any Selling Shareholder or any fees and disbursements of counsel and other representatives of the Investors or the Series C Holders, or any stock transfer taxes payable by reason of any such sale. The estimated expenses of registration and issuance of the Shares to the Selling Shareholders are set forth below.

                  Registration Fees                        $   443.66
                  Legal Fees    (estimate)                 $20,000.00
                  Accounting Fees    (estimate)            $15,000.00


ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES


Below is a summary of sales of unregistered securities to directors, investors, employees and consultants of the Company.
The Registrant believes that each transaction is exempt from registration pursuant to Sections 4(2), 4(6) and/or Rule 506 of the Securities Act of 1933. As to each of the transactions listed below (1) the transaction did not involve a public offering; (2) no commissions were paid; (3) no underwriters were involved; and (4) a restrictive legend was placed on each certificate evidencing the Shares. In instances where warrants were issued, the underlying shares common stock are restricted as stated in the warrant contract.

On August 25, 2000, the Registrant sold 257,111 shares of its common stock and issued warrants to purchase 48,077 shares of common stock to Al Dugan, a stockholder and accredited investor, for $0.29125 per share or $75,000. The warrants are exercisable at $0.39 per share and expire August 25, 2002.

On July 12, 2000, the Registrant sold 100,000 shares of its common stock to Nortex Corporation, a company controlled by Al Dugan, a stockholder and accredited investor, for cash totaling $25,000, or $0.25 per share.

On June 23, 2000, the Registrant agreed to issue 250,000 shares of its common stock to the City of Moscow, Idaho (the sole beneficiary of the Estate of Bobby C. Hamilton) as partial consideration for discharge of a debt due the Estate in the approximate amount of $1,500,000. See "Management's Division and Analysis of Financial Condition and Results of Operations - Financial Condition and Liquidity at June 30, 2000".

On March 30, 2000, the Registrant sold 200,000 shares of its common stock to Thomas H. McInish, an accredited investor, for $80,000 cash, or $0.40 per share.

On March 16, 2000, the Registrant issued 100,000 shares of its common stock to Al Dugan, a stockholder and accredited investor, for cash totaling $25,000, upon exercise of previously granted warrants to purchase common stock for $0.25 per share.

On February 2, 2000, the Registrant sold 125,000 shares of its common stock to Delaware Royalty Company, Inc., a company controlled by Al Dugan, a stockholder and accredited investor, for cash totaling $50,000 or $0.40 per share.

On January 3, 2000, the Registrant agreed to issue warrants to purchase 300,000 shares of unregistered common stock at $0.25 per share to Al Dugan. The warrants expire January 25, 2003 and were issued in exchange for consulting services provided to the Registrant.

Effective December 31, 1999, the Registrant issued 6,000 shares of common stock to each of the three directors of the Company for services provided the Company. These shares were valued at $2,160 or $.12 per share.

On November 9, 1999, the Registrant issued 790,909 shares of common stock to the Walter L. Maguire 1935-1 Trust, a trust related to a stockholder and former director of the Company, in connection with the settlement of litigation brought by the Trust. The settlement resulted in discharge of the Company's


                                   - II-2 -
obligations to the Trust under certain subordinated convertible debentures and convertible debentures totaling $682,397, including principal and interest.

On October 4, 1999, the Registrant issued 245,852 shares of common stock in Geosearch Inc., a creditor of the Company, in satisfaction of a debt due Geosearch Inc. totaling $144,339, including principal and accrued interest.

On August 8, 1999, the Registrant issued 40,000 shares of common stock and warrants to purchase 100,000 shares at $0.55 per share to Carlos Tejada, a consultant for the Company, for services valued at $10,000.

On March 29, 1999, the Registrant issued stock bonuses aggregating 20,000 shares of common stock to employees of the Company. The shares were valued at $2,600 or $0.13 per share.

On March 29, 1999, the Registrant sold 4,800 shares of common stock to an employee of the Company for cash of $1,200, or $0.25 per share.

Effective December 31, 1998, the Registrant issued 25,000 shares of common stock to Robert A. Rice, a director of the Company, in exchange for a $5,000 note receivable from Mr. Rice. The note was satisfied in 1999 when Mr. Rice transferred to the Company certain equipment having a fair market value equal to the amount of the note.

Effective December 31, 1998, the Registrant issued 6,000 shares of common stock to each of the two directors of the Company for services provided the Company. The shares were valued at $1,687 or $0.14 per share.

Effective December 31, 1998, the Company sold 23,491 shares of its common stock to Mike Rice, a relative of a director, Robert L.
Rice, for services provided the Company with a fair value of $3,289.

On July 22, 1998, the Registrant sold 100,000 shares of its common stock and 100,000 warrants to purchase the Company's common stock to Al Dugan, a stockholder and accredited investor, for cash totaling $25,000. The warrants are exercisable at $0.50 per share and expire July 28, 2001.

On February 17, 1998, the Registrant sold 40,000 shares of its common stock and 20,000 warrants to purchase the Company's common stock to the Walter L. Maguire 1953 Trust, a trust related to Walter S. Maguire, Sr., who was a director of the Company until December 31, 1998, for cash of $10,000. The warrants are exercisable at $0.50 per share and expire February 17, 2001.

On February 17, 1998, the Registrant sold 160,000 shares of its common stock and 80,000 warrants to purchase the Company's common stock to Walter L. Maguire, Sr., a former director, for cash of $40,000. The warrants are exercisable at $0.50 per share and expire February 17, 2001. Mr. Maguire was an accredited investor.

Effective December 31, 1997, the Registrant issued 2,560,757 shares of its Series C Preferred stock (including 972,369 shares to holders of certain subordinated convertible debentures and convertible debentures collectively, 1,560,296 shares to three directors of the Company collectively, and 28,092 to a vendor) in exchange for cancellation of $1,408,419 of indebtedness. In connection with the transaction, warrants to purchase 90,445 shares of common stock were issued to debenture holders collectively, and warrants to purchase 158,911 shares of common stock were issued to two directors of the Company collectively.
The warrants are exercisable at $0.70 per share and expire December
31, 2000.

Effective December 31, 1997, the Registrant issued 6,000 shares of common stock to each of the three directors of the Company for services provided to the Company having a collective value of $2,565 ($0.1425 per share).


                                   - II-3 -

On July 7, 1997, the Registrant sold 206,000 and 4,000 shares of its common stock and 206,000 and 4,000 warrants to purchase the Company's common stock to a director and a trust related to the director, respectively, for cash totaling $105,000. The warrants were exercisable at $0.80 per share and expired March 18, 2000.

On April 22, 1997, the Registrant sold 210,000 shares of its common stock and 210,000 warrants purchase the Company's common stock to Thomas H. McInish, an accredited investor, for $105,000 cash. The warrants were exercisable at $0.80 per share and expired March 18, 2000.



ITEM 27.    EXHIBITS

The exhibits included as part of this Registration Statement are listed on the Exhibit Index on page II-6 of this Registration
Statement.


ITEM 28.    UNDERTAKINGS    (pursuant to Regulation S-B Item 512(a),
(e))

(a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made by the Selling Stockholder, a post-effective amendment to this Registration Statement:

            (i)   To include any prospectus required by Section
10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; and

            (iii) To include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



   (e)            Insofar as indemnification for liabilities arising
under the Securities Act of 1933    ("Act")     may be permitted to
directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in Thompson Falls, State of Montana, on November 21, 2000.

                        UNITED STATES ANTIMONY CORPORATION



                        By: /s/ John C. Lawrence
                        _____________________________________
                              John C. Lawrence
                              President and Chairman


In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature               Capacity                           Date
---------               ---------                          ----

/s/ John C. Lawrence    President and Chairman of the Board  November 21, 2000
--------------------
John C. Lawrence        (Principal Executive and Chief Financial
                        Officer and Director)


/s/ Robert A. Rice      Director                           November 15, 2000
--------------------
Robert A. Rice


/s/ Leo Jackson         Director                           November 17, 2000
--------------------
Leo Jackson



                                 EXHIBIT INDEX
                                      TO
                      REGISTRATION STATEMENT ON FORM SB-2

Exhibit Number    Description                                    Page
--------------    -----------                                    ----

   3.01           Articles of Incorporation of the Company,
                  filed as an exhibit to the Company's Form 10-KSB
                  for the fiscal year ended December 31, 1995,
                     (File No. 1-8675)     are incorporated
                  herein by this reference.

   3.02           Amended and Restated Bylaws of the Company     II-9

   4.01 Key Employees 2000 Stock Plan, filed as an exhibit to the Company's Form S-8 Registration
                  Statement filed on March 10, 2000 (File No.
                  333-32216) incorporated herein by this
                  reference.

   5.01           Opinion of Hawley Troxell Ennis & Hawley LLP   II-42

   10.0           Material Contracts

Documents filed with the Company's Annual Report on Form 10-KSB for
the year ended December 31, 1995    (File No. 1-8675), are
incorporated by    this     reference:



Exhibit No.       Item                                     Dated
-----------       ----                                     -----

   10.10          Yellow Jacket Venture Agreement          July 7, 1990

   10.11          Agreement Between Excel-Mineral
                  Company and Bobby C. Hamilton            August 29, 1991

   10.12          Letter Agreement                         September 1, 1991

   10.13          Columbia-Continental Lease
                  Agreement Revision                       April 3, 1993

   10.14          Settlement Agreement with
                  Excel Mineral Company                    July 1993

   10.15          Memorandum Agreement                     July 1993

   10.16          Termination Agreement                    September 12, 1993

   10.17          Amendment to Assignment of Lease
                  (Geosearch)                              September 9, 1994

   10.18          Series B Stock Certificate to
                  Excel-Mineral Company, Inc.              December 25, 1993

   10.19          Division Order and Purchase and
                  Sale Agreement                           March 27, 1995

   10.20          Inventory and Sales Agreement            January 1, 1995

   10.21          Processing Agreement                     July 1, 1995

   10.22          Release and settlement agreement

                                     II-6

                  between Bobby C. Hamilton and
                  United States Antimony Corporation       November 15, 1995

   10.23          Columbia-Continental Lease Agreement     September 27, 1996


   10.24          Release of Judgment                      February 28, 1996

   10.25          Covenant Not to Execute                  July 30, 1990




Documents filed with the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 (File No. 1-8675), are incorporated by this reference:



Exhibit No.       Item                                     Dated
-----------       ----                                     -----

   10.26          Warrant Agreements                       Various





Document filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997 (File No. 001-08675) is incorporated herein by this reference:



Exhibit No.       Item                                     Dated
-----------       ----                                     -----

   10.27          Letter from EPA, Region 10               August 21, 1997





Documents filed with the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 (File No. 001-08675) are incorporated herein by this reference:


Exhibit No.       Item                                     Dated
-----------       ----                                     -----

   10.28          Warrant Agreements                       Various


Document filed with the Company's Quarterly Report on Forms 10-QSB for the quarter ended September 30, 1998 (File No. 001-08675) are incorporated herein by this reference:



Exhibit No.       Item                                     Dated
-----------       ----                                     -----



   10.30          Answer, Counterclaim and Third-Party
                  Complaint                                October 13, 1998


Documents filed with the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 (File No. 001-08675), are incorporated herein by this reference:


Exhibit No.       Item                                     Dated
-----------       ----                                     -----

   10.31          Warrant Issue-Al Dugan                   July 28, 1998

   10.32          Amendment Agreement                      March 31, 1999



Documents filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999 (File No. 001-08675) are incorporated by this reference:



Exhibit No.       Item                                     Dated
-----------       ----                                     -----

   10.33          Warrant Issue-John C. Lawrence           March 29, 1999

                                     II-7

   10.34          PVS Termination Agreement                March 31, 1999



Documents filed as an exhibit to the Company's Form 10-KSB for the year ended December 31, 1999 (File No. 001-08675) are incorporated herein by this reference:



Exhibit No.       Item                                     Dated
-----------       ----                                     -----

   10.35          Maguire Settlement Agreement             November 5, 1999

   10.36          Warrant Issue-Carols    Tejada           August 30, 1999

   10.37          Warrant Issue-Al    W.     Dugan         January 25, 2000

   10.38          Memorandum of Understanding with
                  Geosearch Inc.                           October 4, 1999

   10.39          Factoring Agreement-Systran
                  Financial    Services     Company        March 30, 1999

   10.40          Mortgage to John C. Lawrence             April 19, 1999




Document filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000 (File No. 001-08675) is incorporated herein by this reference:


Exhibit No.       Item                                     Dated
-----------       ----                                     -----

   10.41          Warrant Issue-Al W. Dugan                January 25, 2000

Documents filed as an exhibit to the Company's form 10-QSB for the quarter ended June 30, 2000 (File No. 001-08675) are incorporated herein by this reference:



Exhibit No.       Item                                     Dated
-----------       ----                                     -----

   10.42          Agreement between United States Antimony
                  Corporation and Thomson Kernaghan & Co.,
                  Ltd.                                     July 11, 2000

   10.43          Settlement agreement and release of all
                  claims between the Estate of Bobby C.
                  Hamilton and United States Antimony
                  Corporation                              June 23, 2000



Exhibit No.       Description                                    Page
--------------    -----------                                    ----

   10.44          Supply Contracts with Fortune America
                  Trading Ltd.                                   II-44

   21.01          Subsidiary of the Company                      II-54

   23.01          Consent of Hawley Troxell Ennis & Hawley LLP
                  (included in Exhibit 5.01)                     II-42

   23.02          Consent of DeCoria, Maichel & Teague P.S.      II-55






Exhibit No.       Item                                     Dated
-----------       ----                                     -----

   44.1           CERCLA Letter from U.S. Forest Service
                  filed as an exhibit to the Company's
                  Form 10-KSB for the year ended December
                  31, 1995 (File No. 1-8675) is incorporated
                  herein by this reference.                February 11, 1994
